     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1997



                                                      REGISTRATION NO. 333-31957

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         TRANSKARYOTIC THERAPIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             2836                            04-3027191
  (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
      OF INCORPORATION OR
          ORGANIZATION)              CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               195 ALBANY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 349-0200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                RICHARD F SELDEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         TRANSKARYOTIC THERAPIES, INC.
                               195 ALBANY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 349-0200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                    Copy to:
                              MICHAEL LYTTON, ESQ.
                               PALMER & DODGE LLP
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108
                                 (617) 573-0100

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================


                                                                               PROPOSED
                                                              PROPOSED         MAXIMUM
          TITLE OF EACH CLASS                 AMOUNT          MAXIMUM         AGGREGATE        AMOUNT OF
          OF SECURITIES TO BE                 TO BE        OFFERING PRICE      OFFERING       REGISTRATION
               REGISTERED                   REGISTERED      PER SHARE(1)       PRICE(1)          FEE(2)
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share.................................    1,600,000         $32.1875       $51,500,000       $15,606.07
============================================================================================================



(1) Estimated for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales price of the Registrant's Common Stock on July 22, 1997 ($32.1875).



(2) Of this amount, $9,753.79 was previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  (SUBJECT TO COMPLETION) DATED JULY 29, 1997


PROSPECTUS


                                1,600,000 SHARES


                                      LOGO


     All of the 1,600,000 shares of Common Stock being offered hereby are being issued and sold by Transkaryotic Therapies, Inc. ("TKT" or the "Company"). The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "TKTX." On July 28, 1997, the last reported sale price of the Company's Common Stock, as reported on the Nasdaq National Market, was $32.50 per share. See "Price Range of Common Stock."


                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================
                                 PRICE TO PUBLIC       PLACEMENT FEE(1)   PROCEEDS TO COMPANY(2)
------------------------------------------------------------------------------------------------
Per Share.....................           $                    $                     $
------------------------------------------------------------------------------------------------
Total.........................           $                    $                     $
================================================================================================


(1) The Placement Fee in the amount of $       will be paid with respect to the
    sale of certain of the shares of Common Stock offered hereby. See "Plan of Distribution."



(2) Before deducting expenses payable by the Company, estimated at $120,000.


     The Common Stock offered hereby is offered for sale by the Company to one or more selected accredited institutional investors. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment for the shares in Boston, Massachusetts on or about
  , 1997.

              The date of this Prospectus is               , 1997.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and financial statements appearing elsewhere in this Prospectus. All references herein, unless the context otherwise requires, to the "Company" or "TKT" refer to Transkaryotic Therapies, Inc. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements.

     Transkaryotic Therapies, Inc. ("TKT" or the "Company") has developed two proprietary technology platforms, Gene Activation and gene therapy. The Company's Gene Activation technology is a proprietary approach to the large scale production of therapeutic proteins which does not require the cloning of genes and their subsequent insertion into nonhuman cell lines. Consequently, the Company believes its Gene Activation technology avoids using patented approaches to protein production associated with such conventional genetic engineering which have served as effective barriers to competition in the $11 billion therapeutic protein market. As a result, the Company believes it will be able to develop and successfully commercialize a broad range of Gene Activated versions of proteins which have proven medical utility, received marketing approval from regulatory authorities and generated significant revenues in major markets.

     The Company's most advanced Gene Activation development program is for the production of Gene Activated erythropoietin ("GA-EPO"), for which Hoechst Marion Roussel, Inc. ("HMRI"), the Company's collaborative partner, filed an Investigational New Drug application ("IND") in May 1997. In April 1997, Amgen Inc. filed a civil action in the U.S. District Court in Massachusetts against the Company and HMRI. The complaint in the action alleges that GA-EPO and processes for producing GA-EPO infringe Amgen's U.S. Patent Numbers 5,547,933, 5,618,698, and 5,621,080 and requests that TKT and HMRI be enjoined from making, using, or selling GA-EPO and that the court award Amgen monetary damages. In May 1997, TKT and HMRI filed a "Motion To Dismiss, Or, In The Alternative, For Summary Judgment" stating that under 35 U.S.C. sec. 271(e)(1), TKT's and HMRI's activities do not constitute patent infringement and further stating that "(n)either the product created by TKT nor the process used by TKT and HMR infringes any valid claim of any of the Amgen patents in suit." In July 1997, the court denied TKT's and HMRI's motion and stated that the motion instead should be refiled as a Motion for Summary Judgment. The Company can provide no assurance as to the outcome of this litigation. A decision by the court in Amgen's favor, including the issuance of an injunction against the making, use or sale of GA-EPO by the Company and HMRI in the United States, or any other conclusion of the litigation in a manner adverse to the Company and HMRI, would have a material adverse effect on the Company's business, financial condition, and results of operations.

     The Company's gene therapy technology ("Transkaryotic Therapy") is a non-viral, ex vivo system based on the genetic modification of a patient's cells to produce and deliver therapeutic proteins for extended periods of time. The Company's Transkaryotic Therapy system has produced target proteins at therapeutic levels for the lifetime of animals without any side effects and preliminary clinical testing suggests that the system appears to be well-tolerated.

     TKT believes that its proprietary Gene Activation technology represents a new wave in the evolution of protein production technology. Gene Activation is based on the observation that essentially all human cells contain genes encoding commercially valuable proteins, but that these genes are generally "turned off" in most cells. As opposed to conventional protein production technology based on the cloning of human genes and their subsequent insertion into bacteria, yeast or mammalian cells, Gene Activation bypasses the genetic "off switch" in the human cell with DNA sequences including an "on switch" that allows the human gene to express the desired protein in its natural setting. These Gene Activated human cells are then grown in large numbers, and the protein of interest is harvested, purified and readied for administration. The Company has successfully applied its Gene Activation technology to the production of GA-EPO and has demonstrated that the properties of cells generated by Gene Activation are predictable and sufficient for scale-up to commercial production levels and that the protein produced by these cells has the expected structural and functional characteristics based on naturally produced erythropoietin.

     In June 1997, TKT received a broad Gene Activation patent (U.S. Patent Number 5,641,670) covering cells modified by Gene Activation to produce essentially any protein, with more than fifty proteins of therapeutic interest in the claims.

     In order to rapidly develop and exploit its Gene Activation technology, TKT has entered into two strategic alliances with HMRI, the first in May 1994 and the second in March 1995. HMRI and its pharmaceutical affiliates is one of the largest pharmaceutical groups in the world with significant distribution capabilities in all major markets. The alliances are focused on the development of two products, GA-EPO, a protein hormone which is expected to compete in the $2.9 billion (1995) worldwide market for erythropoietin, and a second, undisclosed protein. In June 1997, HMRI accepted for development the Gene Activated cell line for this second protein.

     Under the terms of the alliances, if both products are successfully developed, TKT has the potential to receive a total of $125 million in license fees, equity investments, milestone payments and research funding from HMRI. To date, TKT has received a total of $54 million from HMRI in connection with these two alliances, consisting of $20 million in license fees, $20 million in equity investments, $7 million in research funding and $7 million in milestone payments. Under the terms of the agreements, HMRI is responsible for all worldwide development, manufacturing and marketing. TKT has the potential to receive a royalty based on net sales of these two products worldwide. The Company believes that working with Gene Activated proteins having conventional counterparts that are well known to regulatory authorities may allow their clinical development to be accomplished in a focused and timely manner.

     The Company's gene therapy technology is focused on the commercialization of non-viral gene therapy products for the long-term treatment of a broad range of human diseases. In Transkaryotic Therapy, a small sample of the patient's cells are removed in an out-patient procedure and sent to the Company's pilot manufacturing facility where the cells are genetically engineered to produce the desired therapeutic protein. In Transkaryotic Therapy, DNA is inserted into cells using physical or chemical techniques rather than viruses or other infectious agents. After the cells and the protein have been tested by TKT to ensure both safety and functionality, an appropriate number of the genetically-engineered cells are returned to the physician and injected back into the patient. TKT believes that the entire process will require approximately six weeks to complete, after which the patient should be capable of producing his or her own supply of the therapeutic protein for an extended period of time. TKT believes that its Transkaryotic Therapy gene therapy system is broadly enabling and well-suited to the treatment of chronic protein deficiency states such as hemophilia, diabetes, and hypercholesterolemia. The potential benefits of Transkaryotic Therapy include improved therapeutic outcomes, the elimination of frequent and painful injections and attendant patient compliance problems, a reduction in side effects associated with over and underdosing of proteins, and significant reductions in the total cost of therapy. Preliminary data from an initial Phase I safety study of genetically modified cells indicate that the therapy appears to be well-tolerated.

     The Company has successfully applied its gene therapy approach in a variety of model systems, using a number of different cell types to express a variety of therapeutically useful proteins. Cells engineered by the Company retain their normal properties, are stably transfected at efficiencies adequate for commercial application, express the proteins of interest at therapeutic levels with natural post-translational modifications, and have delivered the therapeutic protein of interest for the lifetime of experimental animals. The Company is conducting a preclinical program of its Transkaryotic Therapy product for the treatment of both Hemophilia A, based on the production and delivery of coagulation Factor VIII, and for Fabry's disease, a lysosomal storage disorder, based on the production and delivery of the enzyme a-galactosidase. In January 1997, the Company initiated a Phase I trial of the protein lacking in Fabry disease. The Company anticipates that it will file INDs to commence gene therapy clinical trials for both Fabry disease and Hemophilia A in 1997.

     The Company's initial business strategy is to apply its Gene Activation technology to the development and commercialization of several currently marketed proteins. The Company's two strategic alliances with HMRI are the primary focus of its Gene Activation activities, and TKT is actively pursuing additional Gene Activation product candidates for commercialization either with pharmaceutical partners or independently. In parallel, the Company plans to continue research and development of its Transkaryotic Therapy system to develop a novel class of gene therapy treatments for a variety of protein deficiency diseases. Taken together, the Company believes its Gene Activation and gene therapy platforms are complementary opportunities that offer the potential for the development of powerful product pipelines that may have a significant impact in addressing society's healthcare needs.

     TKT was incorporated in Delaware in 1988. The Company's principal executive offices are located at 195 Albany Street, Cambridge, Massachusetts 02139, and its telephone number is (617) 349-0200.

                                  THE OFFERING


Common Stock offered.........................   1,600,000 shares
Common Stock to be outstanding after the
  offering...................................   18,295,419 shares(1)
Use of Proceeds..............................   Research, preclinical and clinical product
                                                development, and other general corporate
                                                purposes
Nasdaq National Market Symbol................   TKTX


---------------
(1) Excludes (i) 774,354 shares issuable upon exercise of warrants outstanding as of July 23, 1997; (ii) 2,188,062 shares of Common Stock reserved for issuance under the Company's 1993 Long-term Incentive Plan, of which options to purchase 946,277 shares are outstanding as of July 23, 1997; and (iii) 231,429 shares of Common Stock reserved for issuance under the Company's 1993 Non-Employee Director's Stock Option Plan, none of which have been granted as of July 23, 1997. See "Capital Stock -- Warrants" and
    "Management -- 1993 Long-term Incentive Plan" and Note 8 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                                      THREE
                                                                                  MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,              MARCH 31,
                                          --------------------------------     -------------------
                                           1994        1995         1996        1996        1997
                                          -------     -------     --------     -------     -------
STATEMENT OF OPERATIONS DATA:
  License and contract fee revenues.....  $10,000     $15,400     $  4,225     $ 1,838     $   300
  Costs and expenses:
     Research and development...........    9,126      10,529       14,019       2,905       3,832
     General and administrative.........    4,690       3,828        4,729         765       1,402
  Interest income, net..................      394       1,116        2,551         462       1,141
  Provision for income taxes............       --          85           --          --          --
  Net income (loss).....................  $(3,422)    $ 2,074     $(11,972)    $(1,370)    $(3,793)
  Net income (loss) per share (pro forma
     in 1995 and 1996)(1)...............              $   .14     $  (0.81)    $  (.10)    $  (.23)
  Shares used in computing net income
     (loss) per share (pro forma in 1995
     and 1996)(1).......................               14,633       14,723      14,255      16,641


                                                                            MARCH 31, 1997
                                                                      --------------------------
                                                                      ACTUAL      AS ADJUSTED(2)
                                                                      -------     --------------
BALANCE SHEET DATA:
  Cash, cash equivalents and marketable securities..................  $82,919        $132,768
  Working capital...................................................   82,172         132,021
  Total assets......................................................   87,310         137,159
  Accumulated deficit...............................................  (40,909)        (40,909)
  Total stockholders' equity........................................   85,982         135,831


---------------
(1) Computed on the basis described in Note 2 of Notes to Financial Statements.


(2) Adjusted to reflect the sale of 1,600,000 shares of Common Stock at an assumed public offering price of $32.50 per share and the application of the net proceeds therefrom.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors in addition to the other information set forth in this Prospectus.

PATENT LITIGATION

     The biotechnology industry has been characterized by significant litigation and interference proceedings regarding patents, patent applications and other intellectual property rights, and many companies in the biotechnology industry have attempted to employ intellectual property litigation to gain or preserve a competitive advantage. For example, there has been substantial intellectual property litigation between suppliers of erythropoietin throughout the world.

     In April 1997, Amgen Inc. filed a civil action in the U.S. District Court in Massachusetts against the Company and HMRI. The complaint in the action alleges that GA-EPO and processes for producing GA-EPO infringe on Amgen's U.S. Patent Numbers 5,547,933, 5,618,698, and 5,621,080 and requests that TKT and HMRI be enjoined from making, using, or selling GA-EPO and that the court award Amgen monetary damages. In May 1997, TKT and HMRI filed a "Motion To Dismiss, Or, In The Alternative, For Summary Judgment" stating that under 35 U.S.C. sec. 271(e)(1), TKT's and HMRI's activities do not constitute patent infringement and further stating that "(n)either the product created by TKT nor the process used by TKT and HMR infringes any valid claim of any of the Amgen patents in suit." In July 1997, the court denied TKT's and HMRI's motion and stated that the motion instead should be refiled as a Motion for Summary Judgment. The Company can provide no assurance as to the outcome of this litigation. A decision by the court in Amgen's favor, including the issuance of an injunction against the making, use or sale of GA-EPO by the Company and HMRI in the United States, or any other conclusion of the litigation in a manner adverse to the Company and HMRI, would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will not in the future become subject, in the United States or any other country, to additional patent infringement claims, interferences and other litigation involving patents, or any patents that may issue on any pending patent applications, including Amgen patent applications.

     The defense and prosecution of intellectual property suits and related legal and administrative proceedings can be both costly and time consuming. Litigation and interference proceedings could result in substantial expense to the Company or its corporate partner and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although a number of patent and intellectual property disputes in the biotechnology area have been settled through licensing or similar arrangements, costs associated with any such arrangement may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company or its corporate partner or would be available on acceptable terms. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company or its corporate partner from manufacturing and selling some or all of its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     With respect to gene therapy technology, the Company requested, and the U.S. Patent and Trademark Office (the "PTO") declared in January 1996, an interference regarding an issued patent with broad claims to ex vivo gene therapy. The participants in the interference are TKT, Genetic Therapy, Inc. (a wholly-owned subsidiary of Novartis AG) and Somatix Therapy Corporation ("Somatix"). Somatix subsequently merged into Cell Genesys, Inc. With the possible exception of the patents involved in the interference, the Company believes its Transkaryotic Therapy technology does not infringe on patents issued to date. The PTO proceeding will determine the patentability of the subject matter of the interference and which of the parties first developed this subject matter. The process to resolve the interference can take many years. The outcome of interferences can be quite variable: for example, none of the three parties may receive the desired claims, one party may prevail, or a settlement involving two or more of the parties may be reached. There can be no assurance that TKT will prevail in this interference or that, even if it does prevail, that the Company can meaningfully protect its proprietary position. In the event TKT does not prevail in the interference, a January 1997 Federal Trade Commission ("FTC") decision would then be relevant. The FTC accepted a consent order to resolve anticompetitive concerns raised by the merger of Ciba-Geigy Limited and Sandoz Limited into the newly formed Novartis AG. As part of the consent order, the constituent entities of Novartis will be required to provide all gene therapy researchers and developers with non-exclusive licenses to the patent upon which Novartis is involved in the interference. The Company has entered into an agreement with Somatix under which the Company's ability to market its non-viral gene therapy products will not be affected should Somatix win the interference.

     Should any of its competitors have filed additional patent applications in the U.S. that claim technology also invented by the Company, the Company may have to participate in additional interference proceedings declared by the PTO, all of which could result in substantial cost to the Company to determine its rights or potential loss of rights.

PATENTS AND PROPRIETARY RIGHTS

     The Company's success may depend in large part on its ability to obtain patent protection for its Gene Activation and gene therapy processes and potential products in the U.S. and other countries and to obtain the right to use in its potential products genes or other technology that have been or may be patented by others. Currently, the Company has two issued patents and 21 pending patent applications in the U.S. to protect its proprietary methods and processes; it has also filed foreign patent applications corresponding to certain of these U.S. patent applications. In addition, the Company has entered into several agreements to license proprietary rights from other parties. However, the patent situation in the field of biotechnology generally is highly uncertain and involves complex legal, scientific and factual questions. To date there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the technology used by the Company will result in patents being issued or that, if issued, the patents will not be challenged, invalidated or circumvented or will afford protection against competitors with similar technology.

     Many biotechnology and pharmaceutical companies, universities and research institutions, including competitors with substantial resources, have filed patent applications and have been issued patents potentially relating to the Company's Gene Activation and gene therapy technologies. In addition, certain competitors have filed patent applications and have been issued patents relating to certain methods of producing therapeutic proteins that the Company anticipates producing using its Gene Activation technology. The Company's Gene Activation and gene therapy technologies and potential products may be found to conflict or be alleged to conflict with patents which have been or may be granted to competitors, universities or others. There are a substantial number of biotechnology patent applications under review at the PTO. Because patent applications in the U.S. are maintained in secrecy until patents issue, the Company cannot be certain that others have not filed or maintained patent applications for technology used by the Company or covered by the Company's pending patent applications or that the Company was the first to file patent applications for such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compositions of matter or processes that block or compete with those of the Company. Furthermore, as is the case with any pending patent application, competitors may attempt to amend existing applications to claim rights to compositions of matter or processes that may block the Company. No assurance can be given that the Company's products or processes may not infringe patents that may issue under pending patent applications.

     Although the Company has licensed proprietary rights to certain genes (for example, for Factor VIII and Factor IX) to be used in its gene therapy products, the Company presently has no proprietary rights to certain other genes that it may later seek to use in its products and which may be the subject of issued third party patents or pending patent applications. As a result, the Company may be required to obtain licenses under third party patents in order to market certain of its products. If such licenses are not made available to the Company on acceptable terms, the Company will not be able to market such products. In addition, under the Company's license and sublicense agreements, the licensors and sublicensors may terminate these agreements upon the Company's failure to meet certain specified milestones. Any such termination of an existing license or sublicense by any such licensor or sublicensor, or any inability by the Company to obtain any required license, could have a material adverse effect on the Company's business.

     The Company also relies upon unpatented proprietary technology, processes and know-how, which the Company protects in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

EARLY STAGE OF DEVELOPMENT; COMMERCIAL UNCERTAINTY

     TKT is at an early stage of development. All of the Company's potential Gene Activation products are in research, preclinical development or early clinical development. No revenues have been generated from product sales, and no such revenues are expected for at least several years. The Gene Activation products currently under development by the Company will require significant additional development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercial use. There can be no assurance that any Gene Activation products will ultimately be developed by the Company and its corporate partners, or that, even if developed, these products will receive regulatory approval. If approved, these products will compete with established products of proven safety and efficacy, the manufacturers of which can be expected to employ intellectual property challenges to commercialization of these products. There can be no assurance that the Company's Gene Activation products, if any, will be able to be commercialized or, if commercialized, that they will be accepted by medical centers, hospitals, physicians or patients in lieu of existing treatments. Accordingly, there can be no assurance that these products can be successfully manufactured and marketed at prices that would permit the Company and its corporate partners to operate profitably. The Company's potential gene therapy products may be even further from commercial introduction. Due to the early stage of development of the Company's potential gene therapy products and the extensive research, development, preclinical and clinical testing, and regulatory review process required before marketing approval can be obtained, the Company cannot predict with certainty when it will be able to commercialize any of its potential gene therapy products, if at all.

TECHNOLOGICAL UNCERTAINTY

     Gene Activation and gene therapy are new and rapidly evolving technologies. Existing preclinical data on the safety and efficacy of proteins produced by the Company's Gene Activation technology are limited, and the Company's Gene Activation products have not yet been tested in humans or are in early clinical development. The Company's potential gene therapy products are even further from commercial introduction. While many approaches to gene therapy are being pursued by pharmaceutical and biotechnology companies and academic institutions, there are currently no marketed gene therapy products, and existing clinical data on the safety and efficacy of potential gene therapy products are limited. The potential gene therapy products currently under development by the Company will require substantial additional development efforts, including extensive preclinical and clinical testing and the receipt of regulatory approvals prior to commercial introduction. For any given disease, gene therapy generally, as well as the Company's specific approach to gene therapy, may not be efficacious or may prove to have undesirable and unintended side effects, toxicities or other characteristics that may prevent or limit commercial use. There can be no assurance that the Company's products will obtain approval from the U.S. Food and Drug Administration (the "FDA") or equivalent foreign regulatory authorities for any indication.

UNCERTAINTY ASSOCIATED WITH CLINICAL TRIALS

     Subject to compliance with FDA regulations, TKT and its corporate partners plan to undertake extensive clinical testing in humans to evaluate the safety and efficacy of its Gene Activation and gene therapy products in development. The Company's potential Gene Activation products have not yet been tested in humans or are in early clinical development. The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the anticipated Gene Activation clinical trials may result in program delays, which could have a material adverse effect on TKT. Even if clinical trials are completed, there can be no assurance that the Company or its partners will be able to submit a Product License Application ("PLA") to the FDA or comparable regulatory agencies in foreign countries on the schedule anticipated or that such applications will be reviewed and approved by such regulatory agencies in a timely manner. Of the gene therapy products under development at the Company, only one is in Phase I human clinical trials. The Company currently intends to seek a collaborative partner prior to proceeding with further clinical development of this product. There can be no assurance that the Company will be able to obtain authorization from the FDA for additional human clinical testing of any of its gene therapy products currently in research or preclinical development. There can be no assurance that any authorized clinical testing will be completed successfully within any specified time period, if at all, with respect to any potential product. There also can be no assurance that such testing will show any potential product to be safe or efficacious or that any such product will be approved by the FDA for any indication. Furthermore, the Company or the FDA may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks. There can be no assurance that the Company will not encounter problems in clinical trials which will cause the Company or the FDA to delay or suspend clinical trials.

UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS; LENGTHY APPROVAL PROCESS

     The Company's research and development, preclinical testing, clinical trials, facilities and manufacturing and marketing of its products will be subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. The regulatory process for new therapeutic products, which includes preclinical and clinical testing of each product to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted License Application. Similar delays may also be encountered and substantial resources expended in foreign countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any Gene Activation or gene therapy products developed by the Company. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed and contain requirements for post-marketing follow-up studies. Because gene therapy is a relatively new technology and products for gene therapy have not been extensively tested in humans, the regulatory requirements governing gene therapy products may be subject to substantial additional review by various regulatory authorities in the U.S. and abroad. These requirements may result in extensive delays in initiating clinical trials of gene therapy products and in the regulatory approval process in general.

     Any of the foregoing effects of government regulation, as well as of comparable foreign regulation, could delay the marketing of the Company's Gene Activation and gene therapy products for a considerable or indefinite period of time, materially increase the cost involved in developing, manufacturing and marketing the Company's products, diminish or eliminate any competitive advantage the Company may enjoy, or otherwise adversely affect the Company's ability to conduct its business. Compliance with applicable government regulations governing each of the Company's potential Gene Activation and gene therapy products will require a significant commitment of time, money and effort by the Company and its corporate partners with no assurances that any approval will ultimately be granted on a timely basis, if at all.

HISTORY OF OPERATING LOSSES; FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company has experienced significant operating losses since its inception in 1988. As of March 31, 1997, the Company had an accumulated deficit of $40.9 million. The Company expects that it will continue to incur substantial losses for at least several years and expects cumulative losses to increase as the Company's research and development efforts expand. The Company expects that such losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. There can be no assurance that the Company will ever achieve sales or profitability.

     The Company will require substantial funds to conduct research and development (including preclinical and clinical testing) of its potential products and to manufacture and market any products that are approved for commercial sale. Based on its current operating plan, the Company believes that its available cash will be adequate to satisfy its capital needs through 1999. The Company's future capital requirements will depend on many factors, including continued progress in its research and development programs, the magnitude of these programs, the scope and results of clinical trials, the timing and receipt of milestone payments, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, competing technological and market developments, the ability of the Company to establish and maintain collaborative arrangements, and the cost of manufacturing and commercialization activities. To date, the Company has not received any revenues from product sales. The Company intends to seek additional funding through collaborative arrangements or through public or private financings. There can be no assurance that additional financing will be available on acceptable terms, if at all.

COMPETITION

     The field of biotechnology is new and evolving, and it is expected to continue to undergo significant and rapid technological change. Technological developments could result in the Company's potential products becoming obsolete. The Company's products and technologies will be subject to substantial competition, both from other companies in the field of Gene Activation and gene therapy and from companies which have other forms of treatment of the diseases targeted by the Company.

     The Company is initially focusing its Gene Activation efforts on established products with proven safety and efficacy. The Company anticipates that companies selling such products will compete vigorously. There can be no assurance that the Company's Gene Activation products will be accepted by medical centers, hospitals, physicians or patients in lieu of existing products, or as to the effect of such competition on the market prices of the Company's products.

     Although the Company has a major corporate partner, many of the Company's existing or potential competitors have substantially greater product development capabilities and financial, scientific, marketing or human resources than the Company. Similarly, other competitors of the Company may enter into collaborative relationships with other companies having such greater resources. In addition, certain of these competitors have significantly greater experience than the Company in undertaking human clinical trials of new therapeutic products. Accordingly, other companies may succeed in developing products earlier than the Company, obtaining FDA approvals for such products more rapidly than the Company, or developing products that are more effective or less costly than those proposed to be developed by the Company. Furthermore, if the Company is permitted to commence commercial sales of products, it may also be competing with respect to commercial manufacturing and marketing capabilities, areas in which it has no experience.

NO MANUFACTURING, DISTRIBUTION OR MARKETING CAPABILITY

     Although the Company has a pilot gene therapy manufacturing facility and believes it will be able to manufacture its potential products on a large scale, the feasibility of large-scale manufacturing of such products has not been demonstrated. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms, the Company's ability to commercialize its potential products would be materially adversely affected. If the Company is delayed in establishing suitable manufacturing capabilities, the Company's ability to conduct human clinical testing may be adversely affected, resulting in the delay of submission of potential products for regulatory approval and initiation of new development programs, which in turn could impair materially the Company's competitive position and the possibility of the Company achieving profitability. In addition, although the Company believes that its potential products will be cost-effective, there can be no assurance that the Company will be able to manufacture and distribute such products at a reasonable cost, that the Company will be able to price such products competitively or, if priced competitively, that the Company will be able to achieve margins sufficient to allow it to achieve profitability.

     The Company plans to provide its gene therapy products through central manufacturing facilities. The establishment of these facilities will require substantial additional funds and personnel and will require compliance with extensive regulations applicable to such facilities. There can be no assurance that such funds and personnel will be available on acceptable terms, if at all, or that the Company will be able to comply with such regulations at acceptable cost, if at all. In addition, in managing this expansion the Company may encounter unforeseen regulatory, logistical or management problems or incur unexpected operating costs. Failure or delays in establishing these facilities, or the incurrence of unexpected operating costs, could adversely affect the ability of the Company to manufacture and market its gene therapy products. Furthermore, the Company has no experience in sales, marketing or distribution. In order to market any of its gene therapy products, the Company must develop a marketing and sales capability, either on its own or in conjunction with others. There can be no assurance that the Company will be able to enter into any arrangements for the marketing of its products, that such arrangements will be successful, or that the Company will be able to obtain additional capital and expertise to conduct such activities independently.

     The Company has no manufacturing, sales, marketing or distribution capabilities for its Gene Activation products. The Company's collaborative partner, HMRI, is responsible for the manufacture, sales, marketing and distribution of GA-EPO and the undisclosed second protein. With respect to future Gene Activation products, the Company may seek collaborative partners or may manufacture and commercialize the products on its own. There can be no assurance that the Company will be successful in establishing such future collaborative relationships or that the Company will be able to conduct such activities independently.

DEPENDENCE ON KEY PERSONNEL

     The Company's success is highly dependent on the retention of principal members of its scientific and management staff. Furthermore, the Company's future growth will require the hiring of significant numbers of qualified scientific and management personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to the Company's success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain on acceptable terms the qualified personnel necessary for the development of its business.

DEPENDENCE ON HMRI AND OTHER COLLABORATIVE PARTNERS

     The Company has entered into arrangements with HMRI on two of its Gene Activation development programs and with another corporate partner on a gene therapy development program. Each agreement with HMRI is subject to termination without cause on short notice under certain circumstances, and there is no assurance that in the future either partner will not exercise its termination rights. The Company is relying on HMRI to develop, conduct clinical trials, obtain regulatory approval for the sale of, manufacture and market GA-EPO and the undisclosed second protein worldwide. There can be no assurance that HMRI will devote the resources necessary to complete development of and commercialize these two potential products. Should HMRI fail to develop and commercialize these two potential products, the Company's business would be materially adversely affected.

     The Company's strategy for the research, development and commercialization of certain of its potential products includes the possibility that it will enter into various additional arrangements with corporate partners, licensors, licensees and others. There can be no assurance that any further arrangements will be effected in the future. Although the Company believes parties to any existing and future arrangements, if entered into, would have economic and other motivations to perform their contractual responsibilities in full, the amount and timing of resources which they would devote to these activities would not be within the control of the Company. There can be no assurance that such parties would perform their obligations as expected or that any revenue would be derived by the Company from such arrangements.

PRODUCT LIABILITY AND INSURANCE

     The Company's business will in the future expose it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. Although the Company has clinical trial liability insurance for trials conducted in the U.S., the Company does not currently have any product liability insurance, and there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms, if at all, or that any insurance obtained will provide adequate protection against potential liabilities. An inability to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, in addition to exposing the Company to significant liabilities, could prevent or inhibit the commercialization of products developed by the Company.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT

     The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. For example, in certain foreign markets, pricing and profitability of prescription pharmaceuticals is subject to government control. In particular, individual pricing negotiations are often required in each country of the European Community, even if approval to market the drug is obtained. In the U.S. there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the U.S. has and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement of such proposals or efforts could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals or efforts could have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or efforts have a material adverse effect on other pharmaceutical companies that are prospective corporate partners for the Company, the Company's ability to establish corporate collaborations may be adversely affected. In addition, in both domestic and foreign markets, sales of the Company's products, if any, will be dependent in part on the availability of reimbursement from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in commercializing products, there can be no assurance that these products will be considered cost effective, that reimbursement will be available, or if available, that the payor's reimbursement policies will be adequate to permit the Company to realize a reasonable return.

CONCENTRATION OF OWNERSHIP


     Following this offering, the present officers, directors and holders of more than 5% of the Company's stock will beneficially own approximately 54.3% of the outstanding shares of the capital stock of the Company, assuming the exercise of any shares which the individual has the right to acquire within 60 days of the date of this Prospectus. Accordingly, such persons will have the ability to exercise significant influence over the management and policies of the Company and to control the election of the Company's Board of Directors and most other stockholder actions.


SHARES ELIGIBLE FOR FUTURE SALE AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE

     Future sales of Common Stock by existing stockholders of the Company in the public market following this offering could adversely affect the market price of the Common Stock. The Company is unable to predict the effect, if any, that the market sales of additional shares or the availability of such additional shares for sale will have on the market price of the Common Stock.

DILUTION; ABSENCE OF DIVIDENDS


     Purchasers of the Shares of Common Stock offered hereby will experience immediate and substantial dilution estimated at $25.08 per share in the net tangible book value of their investment from the assumed public offering price. Additional dilution will occur upon the exercise of outstanding options and warrants. See "Dilution", "Management -- 1993 Long-term Incentive Plan" and "Management -- 1993 Non-Employee Director Stock Option Plan" and "Description of Capital Stock -- Warrants."


     The Company has never paid dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development of its business. See "Dividend Policy."

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation and By-laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. See "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions."

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock, like that of the common stock of many other early-stage biotechnology companies, has been and may continue to be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be $49,849,000 at an assumed public offering price of $32.50 per share and after deduction of placement fees and estimated offering expenses payable by the Company.


     The Company intends to use the net proceeds of this offering for research, preclinical and clinical product development and other general corporate purposes. The amounts actually expended for each purpose may vary significantly based upon numerous factors including the results of clinical trials, the timing of regulatory approvals, technological advances, determinations concerning commercial potential of particular products, the status of competitive products, the progress of the Company's research and development programs, establishment of collaborative arrangements with other companies and research institutions and the availability of financing. Pending application of the net proceeds of this offering as described above, the Company intends to invest such net proceeds in investment grade, interest-bearing securities or in interest-bearing accounts.


     Based upon its current operating plan, the Company believes that its available cash, together with the proceeds of this offering and interest income, will be adequate to satisfy its capital needs through 2001. The Company will require substantial funds to conduct research and development and preclinical and clinical testing of its potential products and to manufacture and market any products that are approved for commercial sale. The Company intends to seek additional funding through collaborative arrangements or through public or private financings, but there can be no assurance that additional financing will be available on acceptable terms or at all. See "Risk Factors -- History of Operating Losses; Future Capital Needs; Uncertainty of Additional Funding."


                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all of its earnings, if any, for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock began trading on the Nasdaq National Market on October 17, 1996 under the symbol "TKTX". Prior to October 17, 1996, there was no public market for the Common Stock or any other securities of the Company.

     The following table sets forth, for the periods indicated, the range of the high and low closing sale prices for the Company's Common Stock:


                                 QUARTER ENDED:                          HIGH       LOW
                                                                        ------     -----
        1997
          March 31....................................................   $ 25 3/4   $17
          June 30.....................................................     32 1/4    12 3/4
          September 30 (through July 28)..............................     34 1/2    27 3/4
        1996
          December 31.................................................   $ 20 1/2   $13 1/2



     As of July 28, 1997, there were approximately 130 holders of record of the Company's Common Stock.

                                 CAPITALIZATION


     The following table sets forth as of March 31, 1997 (i) the actual capitalization of the Company and (ii) the capitalization of the Company as adjusted to reflect the sale of the 1,600,000 shares of Common Stock offered by the Company hereby, after deducting offering expenses, at the public offering price of $32.50 per share and the application of the net proceeds therefrom as set forth in "Use of Proceeds". This table should be read in conjunction with the financial statements, related notes and other financial information included herein.



                                                                       MARCH 31, 1997
                                                                 ---------------------------
                                                                  ACTUAL      AS ADJUSTED(1)
                                                                 --------     --------------
                                                                       (IN THOUSANDS)
    Stockholders' equity:
      Preferred stock, $1.00 par value, 10,000,000 shares
         authorized; no shares issued and outstanding..........        --              --
      Common stock, $.01 par value; 30,000,000 authorized;
         16,660,551 shares issued and outstanding; 18,260,551
         shares, as adjusted(1)................................  $    166        $    182
      Additional paid-in capital...............................   131,364         181,197
      Accumulated deficit......................................   (40,909)        (40,909)
      Deferred compensation....................................    (4,513)         (4,513)
      Unrealized losses on investments.........................      (126)           (126)
                                                                 --------        --------
    Total stockholders' equity.................................  $ 85,982        $135,831
                                                                 ========        ========


---------------
(1) Excludes (i) 774,354 shares issuable upon exercise of warrants outstanding as of July 23, 1997; (ii) 2,188,062 shares of Common Stock reserved for issuance under the Company's 1993 Long-term Incentive Plan, of which options to purchase 946,277 shares are outstanding as of July 23, 1997; and (iii) 231,429 shares of Common Stock reserved for issuance under the Company's 1993 Non-Employee Director's Stock Option Plan, none of which have been granted as of July 23, 1997. See "Capital Stock -- Warrants" and
    "Management -- 1993 Long-term Incentive Plan" and Note 8 of Notes to Financial Statements.

                                    DILUTION


     The net tangible book value of the Company, as of March 31, 1997, was $85,602,084 or $5.14 per share. Net tangible book value per share represents the total tangible assets of the Company, less total liabilities, divided by 16,660,551 shares of Common Stock outstanding. Assuming the receipt by the Company of the net proceeds from the sale of the 1,600,000 shares of Common Stock offered hereby at the assumed public offering price of $32.50, the pro forma net tangible book as of March 31, 1997 would have been $135,450,834 or $7.42 per share. This represents an immediate increase of $2.28 per share to existing stockholders and an immediate dilution of $25.09 per share to new investors (the "New Investors"). The following table illustrates this per share dilution:



    Assumed public offering price per share...........................              $32.50
      Net tangible book value per share as of March 31, 1997..........    $5.14
      Increase per share attributable to New Investors................     2.28
                                                                          -----

    Pro forma net tangible book value per share as of March 31, 1997
      as adjusted for the offering....................................                7.42
                                                                                    ------

    Dilution per share to New Investors...............................              $25.08
                                                                                    ======



     The foregoing table assumes no exercise of outstanding options or warrants to purchase Common Stock. At July 23, 1997 there were outstanding options to purchase an aggregate of 946,277 shares of Common Stock at a weighted average price of $3.28 and outstanding warrants to purchase an aggregate of 774,354 shares of Common Stock at a weighted average price $7.52 per share. To the extent these options or warrants are exercised, there will be further dilution to existing stockholders and New Investors. At July 23, 1997, 2,188,062 shares of Common Stock were reserved for issuance under the Company's 1993 Long-term Incentive Plan and 231,429 shares were reserved for issuance under the Company's 1993 Non-Employee Directors' Stock Option Plan. See "Management -- 1993 Long-term Incentive Plan" and "Management -- 1993 Non-Employee Directors' Stock Option Plan" and Note 8 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data of the Company for the five years ended December 31, 1996 are derived from the financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The financial statements as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, and the report of Ernst & Young LLP relating thereto are included elsewhere herein. The financial data for the three month periods ended March 31, 1996 and 1997 are derived from unaudited financial statements included elsewhere herein. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for the entire year ended December 31, 1997. The following data should be read in conjunction with the Company's Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included herein.

                                                                                      THREE MONTHS
                                                                                          ENDED
                                             YEAR ENDED DECEMBER 31,                    MARCH 31,
                                 ------------------------------------------------   -----------------
                                  1992      1993      1994      1995       1996      1996      1997
                                 -------   -------   -------   -------   --------   -------   -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  License and contract fee
     revenues..................  $    --   $    --   $10,000   $15,400   $  4,225   $ 1,838   $   300
  Costs and expenses:
     Research and
       development.............    4,604     6,253     9,126    10,529     14,019     2,905     3,832
     General and
       administrative..........    2,043     2,998     4,690     3,828      4,729       765     1,402
                                 -------   -------   -------   --------  --------   -------   -------
  Total costs and expenses.....    6,647     9,251    13,816    14,357     18,748     3,670     5,234
  Interest income..............      247       168       394     1,116      2,551       462     1,141
  Provision for income taxes...       --        --        --        85         --        --        --
                                 -------   -------   -------   --------  --------   -------   -------
  Net income (loss)............  $(6,400)  $(9,083)  $(3,422)  $ 2,074   $(11,972)  $(1,370)  $(3,793)
                                 =======   =======   =======   ========  ========   =======   =======
  Net income (loss) per share
     (pro forma in 1995 and
     1996)(1)..................                                $   .14   $   (.81)  $  (.10)  $  (.23)
                                                               ========  ========   =======   =======
  Shares used in computing net
     income (loss) per share
     (pro forma in 1995 and
     1996)(1)..................                                 14,633     14,723    14,255    16,641

                                                                                             AS OF
                                                                                             MARCH
                                                      AS OF DECEMBER 31,                      31,
                                     ----------------------------------------------------   --------
                                       1992       1993       1994       1995       1996       1997
                                     --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and
     marketable securities.........  $  4,594   $  6,753   $  7,579   $ 34,485   $ 86,255   $ 82,919
  Working capital..................     4,264      5,565      5,948     33,525     85,809     82,172
  Total assets.....................     7,129     11,409     13,472     39,218     90,998     87,310
  Redeemable preferred stock.......     3,810      4,020      4,230      4,440         --         --
  Accumulated deficit..............   (14,714)   (23,797)   (27,218)   (25,144)   (37,116)   (40,909)
  Total stockholders' equity.......     2,776      5,724      7,073     33,541     89,645     85,982

---------------
(1) Computed on the basis described in Note 2 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Since its inception in 1988, TKT has been primarily engaged in the development and commercialization of products based on the Company's proprietary Gene Activation and gene therapy technologies. No revenues have been derived from the sale of any products, and the Company does not expect to receive revenues from product sales for a number of years. The Company expects that its research and development expenditures will increase substantially in future years as research and product development efforts accelerate and clinical trials are broadened or initiated. With the exception of 1995, the Company has incurred substantial annual operating losses since inception and expects to incur substantial operating losses in the future. At March 31, 1997, the Company's accumulated deficit was $40,909,000. As a result, the Company is dependent upon existing cash resources, external financing from equity and debt offerings, or collaborative research and development arrangements with corporate sponsors to finance its operations.

     In April 1997, Amgen Inc. filed a civil action in the U.S. District Court in Massachusetts against the Company and HMRI. The complaint in the action alleges that GA-EPO and processes for producing GA-EPO infringe on Amgen's U.S. Patent Numbers 5,547,933, 5,618,698, and 5,621,080 and requests that TKT and HMRI be enjoined from making, using, or selling GA-EPO and that the court award Amgen monetary damages. In May 1997, TKT and HMRI filed a "Motion To Dismiss, Or, In The Alternative, For Summary Judgment" stating that under 35 U.S.C. sec. 271(e)(1), TKT's and HMRI's activities do not constitute patent infringement and further stating that "(n)either the product created by TKT nor the process used by TKT and HMR infringes any valid claim of any of the Amgen patents in suit." In July 1997, the court denied TKT's and HMRI's motion and stated that the motion instead should be refiled as a Motion for Summary Judgment. The Company can provide no assurance as to the outcome of this litigation. A decision by the court in Amgen's favor, including the issuance of an injunction against the making, use or sale of GA-EPO by the Company and HMRI in the United States, or any other conclusion of the litigation in a manner adverse to the Company and HMRI, would have a material adverse effect on the Company's business, financial condition, and results of operations.

     Results of operations may vary significantly from period to period depending on, among other factors, the progress of the Company's research and development efforts, the receipt, if any, of additional license fees and milestone payments, the timing of certain expenses, and the establishment of additional collaborative research agreements.

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the accompanying financial statements and the related footnotes thereto.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1997 and 1996

     License fees and research revenues totaled $300,000 and $1,838,000 for the three months ended March 31, 1997 and 1996, respectively. All revenues were earned from collaborative agreements with HMRI. The decrease of $1,538,000 in 1997 is due to the completion in 1996 of certain phases of research performed by the Company.

     Research and development expenses totaled $3,832,000 in the first quarter of 1997, as compared to $2,905,000 during the same period in 1996. The increase in 1997 of $927,000, or 32%, is principally due to an increase in research and development staff to 96 from 81 and increases in consulting and outside research contracts.

     General and administrative expenses were $1,402,000 in the quarter ended March 31, 1997, compared with $765,000 during the same period in 1996. The increase in 1997 of $637,000, or 83%, is principally due to increases in administrative employee costs, including several additions to the senior management team, and outside professional service fees, including legal fees.

     Interest income was $1,141,000 and $463,000 for the three months ended March 31, 1997 and 1996, respectively. The average cash and marketable securities balances were $84,654,000 and $33,200,000 in 1997 and 1996, respectively. The increase in interest income of $678,000 is primarily attributable to higher average balances in the respective three month periods.

     The Company has a net loss of $3,793,000 and $1,370,000 in the quarter ended March 31, 1997 and 1996, respectively.

  Years Ended December 31, 1996, 1995 and 1994

     Revenues from licenses and contract fees totaled $4,225,000, $15,400,000, and $10,000,000 for the years ended December 31, 1996, 1995 and 1994, respectively. All revenues were earned from two collaborative agreements with HMRI. Included in revenues in both 1995 and 1994 were one-time up front licensing fee payments of $10,000,000 from HMRI, relating to the signing of agreements for the development of products based on the Company's Gene Activation technology.

     Research and development expenses totaled $14,019,000 in 1996, as compared to $10,529,000 in 1995 and $9,126,000 in 1994. The increase in 1996 of
$3,490,000, or 33.1%, was principally due to an increase in research and development staff to 94 from 75 and increases in laboratory supplies and outside research contracts. The increase in 1995 of $1,403,000, or 15.4%, was principally due to an increase in research and development staff to 75 from 65, increases in laboratory supplies and an expansion of laboratory facilities and expenses related thereto.

     General and administrative expenses were $4,729,000 for the year ended December 31, 1996, compared with $3,828,000 and $4,690,000 in 1995 and 1994, respectively. The increase in 1996 of $901,000, or 23.5%, was due to an increase of administrative employee costs and outside professional services fees. The decrease in 1995 of $862,000, or 18.4%, primarily reflects one-time personnel related costs of $662,000 incurred in 1994.

     Net interest income was $2,551,000, $1,116,000, and $395,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The average cash and marketable securities balances were $48,673,000, $20,294,000 and $8,808,000 in 1996, 1995 and 1994, respectively. Increased interest income is primarily attributable to higher average balances in the respective year.

     The Company had a net loss of $11,972,000 in 1996, net income of $2,074,000 in 1995 and a net loss of $3,422,000 in 1994. Net earnings in 1995 and the reduced net loss in 1994 are principally due to the up front licensing fees of $10,000,000 paid by HMRI to the Company in each year.

LIQUIDITY AND SOURCES OF CAPITAL

     Since its inception, the Company has financed its operations through the sale of common and preferred stock, revenues from collaborative agreements and interest income.

     The Company had unrestricted cash, cash equivalents and marketable securities totaling $82,919,000 at March 31, 1997. Cash equivalents and marketable securities are invested in U.S. Treasury notes, agencies of the U.S. government and money market funds.

     In August 1996, the Company completed a sale of preferred stock resulting in net proceeds to the Company of $23,521,000. In October 1996, the Company completed its initial public offering of Common Stock, resulting in net proceeds to the Company of $34,110,000, and sold shares of Common Stock to HMRI resulting in net proceeds to the Company of $4,950,000. Concurrent with the completion of the initial public offering, all shares of preferred stock were automatically converted into 8,785,455 shares of Common Stock pursuant to automatic conversion terms contained in the Company's certificate of incorporation.

     In May 1994, TKT and HMRI (formerly named Marion Merrell Dow Inc.) entered into an agreement to commercialize TKT's GA-EPO. Under the terms of the agreement, HMRI is obligated to pay TKT a total of $58 million upon completion of all milestones and objectives set forth in the agreement. To date, TKT has received a total of $24 million, which includes up-front fees of $10 million for a license to the Gene Activation technology for GA-EPO, $5 million for the purchase of shares of the Company's Class D Preferred Stock,

$4 million in milestones payments, and $5 million for the purchase of shares of Common Stock upon the closing of the Company's initial public offering. The remaining $34 million in payments are based on HMRI's achievement of certain GA-EPO clinical development milestones. HMRI is responsible for the worldwide development, manufacturing and marketing of GA-EPO, and TKT will receive a royalty based on net sales.

     In March 1995, TKT entered into a second agreement with HMRI to commercialize a second, undisclosed protein. Pursuant to the agreement, TKT also granted to HMRI an option to commercialize certain aspects of TKT's gene therapy technologies related to this protein. Under the terms of the agreement, HMRI is obligated to pay to TKT a total of $67 million upon completion of all milestones and objectives set forth in the agreement. To date, TKT has received a total of approximately $30 million from HMRI under the second agreement, including up-front fees of $10 million for a license to the Gene Activation technology for the second protein, $10 million for the purchase of shares of the Company's Class E Preferred Stock, $7 million to fund basic research at the Company and a $3 million milestone payment. The remaining $37 million to be paid by HMRI to TKT consists primarily of milestone payments based on the development of the product resulting from the licensed technology.

     At December 31, 1996, the Company had net operating loss carryforwards of approximately $32 million, which expire through 2011. Since the Company expects to incur substantial losses for at least several years, the Company believes that as of December 31, 1996, it is more likely than not that all of the deferred tax assets will not be realized and, therefore, no tax benefit for the prior losses has been provided. The future utilization of net operating loss carryforwards may be subject to limitation under the changes in stock ownership rules of the Internal Revenue Code. Because of this limitation, it is possible that taxable income in future years, which would otherwise be offset by net operating losses, will not be offset and, therefore, will be subject to tax.

     Substantial additional funds will be required to support the Company's research and development programs, for acquisition of technologies and intellectual property rights, for preclinical and clinical testing of its products, pursuit of regulatory approvals, acquisition of capital equipment, expansion of laboratory and office facilities, establishment of production capabilities and for general and administrative expenses. Until the Company's operations generate significant revenues from product sales, cash reserves and proceeds from equity and debt offerings, and funding from collaborative arrangements will be used to fund operations.

     The Company expects to pursue opportunities to obtain additional financing in the future through equity and debt financings, lease arrangements related to capital equipment and collaborative research agreements. The source, timing and availability of any future financing will depend principally upon equity market conditions, interest rates and, more specifically, on the Company's continued progress in its exploratory, preclinical and clinical development programs. There can be no assurance that such funds will be available on favorable terms, if at all.

     The Company expects that its existing capital resources, together with revenues from collaborative agreements and interest income, will be sufficient to fund its operations through 1999. The Company's cash requirements may vary, however, depending on numerous factors. Lack of necessary funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs or to license its potential products or technologies to third parties.

                                    BUSINESS

SUMMARY

     Transkaryotic Therapies, Inc. ("TKT" or the "Company") has developed two proprietary technology platforms, Gene Activation and gene therapy. The Company's Gene Activation technology is a proprietary approach to the large scale production of therapeutic proteins which does not require the cloning of genes and their subsequent insertion into non-human cell lines. Consequently, the Company believes its Gene Activation technology avoids using patented approaches to protein production associated with such conventional genetic engineering techniques which have served as effective barriers to competition in the $11 billion therapeutic protein market. As a result, the Company believes it will be able to develop and successfully commercialize a broad range of Gene Activated versions of proteins which have proven medical utility, received marketing approval from regulatory authorities and generated significant revenues in major markets. The Company's most advanced Gene Activation development program is for the production of Gene Activated erythropoietin ("GA-EPO"), for which Hoechst Marion Roussel, Inc. ("HMRI"), the Company's collaborative partner, filed an Investigational New Drug application ("IND") in May 1997.

     The Company's gene therapy technology ("Transkaryotic Therapy") is a non-viral, ex vivo system based on genetically modifying patients' cells to produce and deliver therapeutic proteins for extended periods of time. In preclinical animal studies, the Company's Transkaryotic Therapy system has produced target proteins at therapeutic levels for the lifetime of the animal without any side effects.

GENE ACTIVATION: TECHNOLOGY BACKGROUND

     Protein Production: Three Technological Waves. The therapeutic value of certain proteins produced by the human body has been known for decades. One of the major advances in 20th-century medicine was the development of systems for the large-scale production of therapeutic proteins outside the body. For example, prior to the development of a manufacturing process for insulin more than seventy years ago, patients with Type I (juvenile onset) diabetes were offered no effective treatment and generally died of starvation at an early age. Following the development of pharmaceutical insulin preparations for injection, Type I diabetics could live long and relatively normal lives. During this first wave of protein production technology, proteins were generally purified from human or animal tissue. Insulin, for example, was isolated from the pancreas of pigs and cattle, and growth hormone, for the treatment of short stature, was isolated from the pituitaries of cadavers. During the second wave of protein production technology, based on the cloning of human genes, proteins were manufactured using conventional genetic engineering techniques. As a result, by the mid-1980's, it became routine to engineer cells to produce therapeutic proteins at levels that were substantially in excess of what could be obtained by purification from tissue. However, since many of the proteins produced by conventional genetic engineering techniques had previously been purified, the patent protection afforded to this second wave of protein production technology tended to focus on the genes encoding therapeutic proteins. Accordingly, many patents have been issued covering isolated and purified DNA sequences encoding such proteins, various vectors used to insert such DNA sequences into production cell lines, and cell lines modified by the insertion of such DNA sequences. TKT believes its proprietary Gene Activation technology represents the third wave in the evolution of protein production technology in that it is based on the activation of genes encoding therapeutic proteins in human cells rather than the cloning and transfer of these genes. TKT's Gene Activation technology avoids using the approach to protein production associated with the second wave, and the Company believes this will allow it to develop and commercialize a large number of therapeutic proteins, including many that are currently marketed.

     Gene Structure and Regulation of Gene Expression. Recent advances in molecular biology, cell biology, and genomics have led to a much better understanding of the structure and function of human genes than was possible only a few years ago. It is now generally accepted that virtually all genes contain certain DNA sequences that provide information necessary for the cell to assemble a specific sequence of amino acids that make up a protein ("coding DNA sequences"). Thus each gene can be viewed as the blueprint for a particular protein, and "gene expression" is the process which leads to the synthesis of the protein it encodes. Gene expression is controlled by certain DNA sequences which function as switches that "turn on" the gene and trigger the synthesis of the protein ("regulatory DNA sequences"). Despite the staggering variety of proteins synthesized by the cells of the body, this process is universal.

     Essentially every human cell contains the same set of approximately 100,000 genes, but each cell type actually produces only a subset of the 100,000 proteins possible. For example, although essentially all human cells contain the insulin gene, only certain cells of the pancreas actually produce insulin. The regulatory switches that turn on gene expression in the appropriate cell type also turn off gene expression in all other cell types. For this reason, only pancreatic cells express insulin -- the regulatory DNA sequences normally associated with the insulin gene prevent expression elsewhere in the body. TKT's Gene Activation technology is based on activating previously silent genes by bypassing regulatory DNA sequences set in the "off position" with regulatory DNA sequences set in the "on position."

     Conventional Recombinant Protein Production. By the 1970's, the clinical benefits of several proteins were well-known and the potential benefit of many others was envisioned. Based on a series of basic discoveries in the 1960's and 1970's, scientists learned to clone and manipulate genes of therapeutic interest, leading directly to the birth of the biotechnology industry and the large scale production of therapeutic proteins. To produce large quantities of a therapeutic protein using conventional genetic engineering techniques, scientists first clone the relevant human gene by isolating the coding DNA sequences for the gene from the human cell and transferring them to bacteria, where large quantities of the gene are copied. The cloned gene is then isolated from the bacteria and placed in a test tube. In this test tube, the cloned gene is then fused to appropriate regulatory DNA sequences, and the resulting DNA fragment containing both the regulatory DNA sequences and the coding DNA sequences is inserted into a non-human (mammalian, yeast, or bacterial) cell. This genetically modified cell is then propagated in large bioreactors for commercial-scale production of the protein.

TKT'S GENE ACTIVATION TECHNOLOGY

     Although the conventional approach to recombinant protein production is quite powerful, its use today faces certain commercial barriers and technical limitations. The primary barrier is that biotechnology companies have sought and obtained patent protection covering many of the techniques used to produce commercially-marketed proteins using conventional genetic engineering techniques. These patent rights have served as an effective entry barrier, minimizing competition in the $11 billion (1995 worldwide revenues) protein therapeutics market. In addition, conventional genetic engineering techniques for protein production may face technical limitations arising from the need to first clone the gene of interest. For certain proteins, this step adds to development times, increases costs and is technically challenging. Technical difficulties may also arise from the use of non-human production cell lines, which may result in the production of proteins which may have therapeutically significant differences from those naturally produced by the cells of the human body. Furthermore, production processes based on conventional genetic engineering may not have incorporated recent advances in cell culture systems with significant efficiency and cost advantages as compared to processes originally developed over a decade ago.

     To overcome these commercial barriers and technical limitations, TKT has developed Gene Activation technology for the production of therapeutic proteins that does not rely on the manipulation of cloned genes. Using its proprietary technology, TKT has succeeded in producing therapeutic proteins in human cells by bypassing regulatory DNA sequences set in the "off position" with regulatory DNA sequences set in the "on position" in order to activate the gene of interest. The Company's Gene Activation technology does not require the manipulation of the protein coding DNA sequences of the gene. The bypass of an "off switch" with an "on switch" is accomplished by "gene targeting." Gene targeting is a technology by which DNA fragments can be "cut and pasted" precisely at pre-selected, desirable locations within the cell's genome. Gene targeting can be thought of as molecular surgery, with the surgical tools literally functioning at the molecular level. The technical term for gene targeting, homologous recombination, reflects its underlying mechanism: cells have the capacity to align two homologous DNA sequences (two sequences that are quite similar) and exchange one with the other. In Gene Activation, the new regulatory sequences are flanked with "homing" sequences and structural sequences which allow the cell to exchange the new active regulatory sequences in place of the old inactive ones. The new sequences must be introduced precisely in order to allow the proper initiation of gene expression.

     In order to manufacture a protein of therapeutic interest using Gene Activation, a human cell line producing the protein must be generated. This cell line will ultimately become the master cell bank for large scale manufacturing and is generated as follows:

          1. Determine the sequence of a portion of the regulatory DNA sequences that control the gene of interest;

          2. Build a "targeting fragment" by fusing homing sequences to a new regulatory region known to be active in the human cell line chosen for manufacturing;

          3.  Introduce the targeting fragment into the cell line;

          4. Identify and propagate an activated cell line producing the protein of interest; and

          5. Optimize protein productivity and prepare the cell line for commercial scale manufacturing.

     The Company has successfully accomplished all of the steps described above for GA-EPO. The results of TKT's work in this area have led to proof-of-concept that (i) gene targeting can be used to direct the integration of regulatory and structural sequences to a specific, pre-selected position in the genome, (ii) the product of the targeting event is a cell containing an activated gene and
(iii) the protein production properties of cells created by Gene Activation are predictable and suitable for, and have been successfully used in, large-scale manufacturing. Accordingly, the Company believes that these methods may be used to express a wide variety of therapeutically valuable proteins at levels suitable for large-scale manufacturing purposes. Because the Gene Activation process avoids many of the technical limitations of conventional recombinant protein production technology, the Company also believes that the Gene Activation process is at least as efficient as, and may be more cost effective than, conventional genetic engineering techniques for protein production.

TKT'S GENE ACTIVATION PRODUCTS: GENE ACTIVATED ERYTHROPOIETIN

     The Company's initial strategy in exploiting its technology is to commercialize Gene Activated proteins that have proven medical utility, have received marketing approval from regulatory authorities and have achieved significant revenues in major markets. These protein products have experienced high rates of acceptance among physicians and health care providers. The Company believes, based primarily on information obtained from annual reports of public companies and other published sources, that the total market for the eight largest marketed proteins in 1995 was approximately $11 billion. See Table I. As the number of new approved protein products increases and as the number of approved indications for such products increases, the Company believes that the market for these protein products will continue to experience substantial growth. The Company also believes that the broad applicability of its Gene Activation technology for protein production and the fact that many additional proteins are currently in clinical development will provide a large number of candidates for commercialization using TKT's Gene Activation technology.

    TABLE I. ESTIMATED 1995 WORLDWIDE PROTEIN PRODUCT REVENUES (IN MILLIONS)

                           PROTEIN                       PRIMARY INDICATION      REVENUES
        ---------------------------------------------  ----------------------    --------
        Erythropoietin...............................  Anemia                     $2,900
        Insulin......................................  Diabetes                    1,900
        G-CSF........................................  Neutropenia                 1,700
        Growth Hormone...............................  Short stature               1,500
        a-Interferon.................................  Hepatitis/Cancer            1,000
        Factor VIII..................................  Hemophilia A                  950
        tPA..........................................  Myocardial infarction         450
        (LOGO)-Interferon............................  Multiple sclerosis            350

     TKT has focused its initial Gene Activation efforts on the development of its GA-EPO product in collaboration with HMRI. Erythropoiesis is the process by which red blood cells (erythrocytes) are produced. When the body requires additional red blood cells, the kidney normally produces erythropoietin, a circulating protein hormone which stimulates the differentiation of certain progenitor cells in the bone marrow. The kidney's critical role in red blood cell production was determined in the 1950's, and erythropoietin was first isolated and purified from the urine of patients with anemia in the 1970's (the first wave). The gene encoding erythropoietin was cloned in the 1980's and used for production of the protein using conventional genetic engineering techniques (the second wave). Erythropoietins have been successfully used to treat anemia associated with a variety of conditions, including the anemia of kidney failure (which causes a reduction in the body's ability to produce the protein) and the anemia of chemotherapy (which causes the destruction of a large number of bone marrow progenitor cells).

     GA-EPO Development Status. TKT has successfully applied its Gene Activation technology to produce GA-EPO in human cells (the third wave). To illustrate the underlying concept of the Gene Activation process, consider that essentially all human cells contain the erythropoietin gene, yet only certain cells of the kidney actually produce erythropoietin. In all other cells in the human body, the erythropoietin gene is inactive. The erythropoietin gene is not expressed in most human cells because regulatory sequences in those cells prevent the protein from being made; the gene is controlled by a switch ("regulatory DNA sequences") that is permanently in the "off" position. The goal of TKT's GA-EPO program was to remove this "off switch" in a human cell in which the erythropoietin gene is inactive and, in effect, replace it with regulatory sequences comprising an "on switch" to activate erythropoietin expression.

     TKT has produced a GA-EPO producing cell line sufficient for scale-up to commercial production levels. To accomplish this, TKT first studied the regulatory region that prevents expression of the erythropoietin gene in most human cells and developed an activation strategy. Next, a targeting fragment was constructed by fusing certain homing sequences to a new regulatory region known to be active in the human cell line chosen for manufacturing. The targeting fragment was then introduced into the cell line under conditions appropriate for homologous recombination to occur, and a resulting cell line that produced GA-EPO was identified. The GA-EPO productivity of the cell line was optimized, and the cells were prepared for commercial-scale manufacturing. At present, a production cell line has been scaled up and successfully used to produce GA-EPO. The purified protein has been subjected to an extensive series of analyses and has the properties expected of a human erythropoietin preparation. In particular, the protein has an appropriate molecular weight, amino acid composition, amino acid sequence, secondary structure, and glycosylation profile. GA-EPO has been shown to function in vitro and in vivo in a dose-dependent manner. Finally, preclinical safety tests performed to date have yielded satisfactory results. The Company believes that GA-EPO will be functional in patients because extensive preclinical testing has demonstrated that the protein has the structural and functional characteristics that would be expected of a human erythropoietin preparation. In May 1997, HMRI filed an IND to commence Phase I clinical trials.

     The Company believes that GA-EPO is likely to be reviewed within FDA by the Center for Biologics Evaluation and Research ("CBER"). This assumption is based on the fact that erythropoietin products have historically been reviewed by CBER and on the Company's preliminary discussions with CBER officials. CBER currently has no "bioequivalence" pathway for the rapid approval of related biologics, and the Company believes that GA-EPO will require a complete clinical and regulatory program. However, the regulatory and clinical programs have the advantage of focusing on Gene Activated products with conventional counterparts that are well-known to regulatory authorities around the world (in contrast to a typical new biologic, which has no related history concerning its safety and efficacy in humans). Accordingly, TKT believes that clinical development can be accomplished in a focused and timely manner.

GENE ACTIVATION COLLABORATIONS AND COMMERCIALIZATION STRATEGY

     In order to rapidly develop and exploit its Gene Activation technology, TKT has entered into two strategic alliances with HMRI, the first in May 1994 and the second in March 1995. HMRI, with its affiliates, is one of the largest pharmaceutical groups in the world with significant distribution capabilities in all major markets. The alliances are focused on the development of two products, GA-EPO and a second, undisclosed protein. TKT has the potential to receive up to $125 million from HMRI consisting of license fees, equity investments, milestones and research funding in addition to royalties on the sales of the two products, of which $54 million has been received to date. In addition, HMRI is responsible at its own expense for all worldwide development, manufacturing and marketing activities.

     In May 1994, TKT and HMRI (formerly named Marion Merrell Dow Inc.) entered into an agreement to commercialize TKT's GA-EPO. Under the terms of the agreement, HMRI is obligated to pay TKT a total of $58 million upon completion of all milestones and objectives set forth in the agreement. To date, TKT has received a total of $24 million, which includes up-front fees of $10 million for a license to the Gene Activation technology for GA-EPO, $5 million for the purchase of shares of the Company's Class D Preferred Stock, $4 million in milestone payments, and $5 million for the purchase of shares of Common Stock upon the closing of the Company's initial public offering. The remaining $34 million in payments are based on HMRI's achievement of certain GA-EPO clinical development milestones. HMRI is responsible for the worldwide development, manufacturing and marketing of GA-EPO, and TKT will receive a royalty based on net sales.

     In March 1995, TKT entered into a second agreement with HMRI to commercialize a second, undisclosed protein. Pursuant to the agreement, TKT also granted to HMRI an option to commercialize certain aspects of TKT's gene therapy technologies related to this protein. Under the terms of the agreement, HMRI is obligated to pay to TKT a total of $67 million upon completion of all milestones and objectives set forth in the agreement. To date, TKT has received a total of approximately $30 million from HMRI under the second agreement, including up-front fees of $10 million for a license to the Gene Activation technology for the second protein, $10 million for the purchase of shares of the Company's Class E Preferred Stock, $7 million to fund basic research at the Company, and a $3 million milestone payment. The remaining $37 million to be paid by HMRI to TKT consists primarily of milestone payments based on the development of the product resulting from the licensed technology. In June 1997, HMRI accepted for development the Gene Activated cell line for this second protein. HMRI is responsible for the worldwide development, manufacturing and marketing of the product, and TKT will receive a royalty based on net sales.

     In addition to the above transactions, in December 1995, HMRI purchased $7.9 million of the Company's Class F Preferred Stock.

     Having completed its responsibilities under its first Gene Activation project by successfully generating a cell line sufficient for scale-up to commercial production levels of GA-EPO that has been accepted by HMRI, TKT is actively pursuing other Gene Activation product candidates. The Company believes that its revenues from the commercialization of Gene Activated proteins will be divided into three stages. In the short term, TKT will attempt to license out additional proteins for development by pharmaceutical partners in return for licensing and milestone payments as well as research funding. In the medium term, the Company anticipates that it will receive royalty payments from HMRI with respect to GA-EPO, as well as from pharmaceutical partners that successfully manufacture and market its Gene Activated proteins. In the long term, the Company will consider developing Gene Activation products independently. Future Gene Activation products may include currently-marketed proteins, proteins currently in late stage clinical development or proteins that are in much earlier stages of development. At present, TKT intends to focus on the currently-marketed products until products from these latter two categories demonstrate clinical and commercial viability before embarking on development programs. TKT believes that its focus on currently-marketed proteins for near-term commercialization and on development-stage proteins for the long-term appropriately utilizes Company resources, maximizes near-term commercial potential and will allow the Company to build a strong Gene Activation product pipeline for the future.

GENE THERAPY TECHNOLOGY

     TKT's Gene Therapy Approach. The first three waves of protein production have a critical feature in common: regardless of methodology, the proteins are manufactured outside the human body. The Company believes that its approach to gene therapy, Transkaryotic Therapy, represents the fourth wave of protein production -- a system that would restore the patient's natural ability to produce a required therapeutic protein. TKT's approach to gene therapy is based on genetically modifying patients' cells to produce and deliver therapeutic proteins for extended periods. The Company believes the approach will be safe, cost-effective and clinically superior to the conventional delivery of proteins by injection. In preclinical animal studies, a single administration of one of the Company's gene therapy products resulted in the lifetime production and delivery of therapeutic proteins. The Company has initiated a Phase I clinical study to determine the safety of its gene therapy system, and preliminary data suggests that the administration of genetically-engineered cells appears to be well-tolerated.

     TKT believes its gene therapy system is broadly enabling and, accordingly, may be applicable to the treatment of a wide range of human diseases. Because TKT's gene therapy has demonstrated long-term delivery of therapeutic proteins in animal model systems, the Company believes its approach may be well-suited to the treatment of chronic protein deficiency states including hemophilia, diabetes and hypercholesterolemia. The diseases targeted by TKT are characterized by a significant unmet medical need, and the clinical goals that must be achieved by TKT's gene therapy products are well-defined. The potential benefits of TKT's gene therapy products include improved therapeutic outcome, elimination of frequent painful injections and the problem of patient compliance, a minimization of side effects due to over- or under-dosing of conventional proteins and a reduction in costs.

     There are a large number of technical approaches to gene therapy, but two basic distinctions can be used to characterize the field. The first distinction is viral versus non-viral -- viral gene therapy approaches use genetically modified viruses to introduce genes into human cells by infection, and non-viral approaches use noninfectious (chemical or physical) means to introduce the genes. The second distinction is in vivo vs. ex vivo -- in vivo gene therapies are based on the administration of DNA-based drugs directly to the patient, whereas ex vivo gene therapies are based on removing a small number of cells from a patient, introducing a gene into the cells and implanting the engineered cells into the patient.

     TKT's enabling gene therapy technology platform is a non-viral, ex vivo system which the Company believes is significantly different from other approaches to gene therapy. The Company believes that these differences will allow for physiologic levels of protein expression in patients for extended periods, a goal that historically has represented a major obstacle in alternative gene therapy systems. The major alternative to TKT's system is based on the use of genetically-modified retroviruses and adenoviruses to infect patients' cells. The Company believes that such viral ex vivo approaches present a significant safety risk due to the possibility of causing new viral infections in patients and have not allowed long-term production of the therapeutic protein in animal models or patients. Furthermore, to the best of the Company's knowledge, neither viral nor non-viral in vivo gene therapy technologies have allowed long-term or high level protein expression in the patient and are likely best-suited for non-chronic applications such as immunotherapy. TKT believes Transkaryotic Therapy is well-suited to allow safe and long-term delivery of therapeutic proteins for the treatment of chronic protein deficiency states as demonstrated by the long-term delivery of therapeutic proteins in animal models.

     In order to develop a safe, effective, non-viral, ex vivo gene therapy system, the Company believes that several major tasks must first be accomplished in basic and preclinical settings. Each of the steps must be carried out to allow the ultimate product to be manufactured efficiently, reproducibly and cost-effectively, to be subjected to rigorous quality control to ensure safety and to direct the long-term production and delivery of the therapeutic protein in the patient. The first step involves the development of techniques for obtaining and propagating the cell types of interest. Next, non-viral methodologies must be developed that allow DNA fragments to be stably introduced into these cells. DNA fragments containing the appropriate DNA regulatory sequences fused to the desired protein encoding sequences, for example, must be constructed and introduced into cells to generate genetically-engineered cells which express the therapeutic protein at clinically relevant levels. After the DNA fragments have been successfully introduced into human cells, methodologies must then be developed which allow the engineered cells to properly process the therapeutic protein. The final step involves the development of methods and formulations for the implantation of the engineered cells.

     TKT scientists have successfully accomplished all of the above tasks (Table
II) and, in model systems, have successfully delivered therapeutic proteins for the lifetime of the experimental animals. Much of TKT's work has focused on gene therapy using fibroblasts, a cell type present in the skin (and throughout the body) that is readily obtained from patients and propagated in culture. The Company has developed a variety of methodologies for the stable transfection of normal human cells. "Stable transfection" means that the introduced DNA fragment becomes part of a chromosome in the treated cell. One such methodology is electroporation, a technique based on subjecting cells to a brief electrical pulse. The pulse transiently opens small pores in the cell membrane that allow the DNA fragments of interest to enter the cell. The technique is simple, reproducible (it works for a variety of cell types and for cells derived from newborns to the elderly), efficient (one electroporation provides many more transfected cells than required for treatment) and cost-effective (less than one dollar per reaction).

       TABLE II. TKT'S GENE THERAPY SYSTEM: SUMMARY OF SELECTED TECHNICAL
                                ACCOMPLISHMENTS

              TASKS                           ACHIEVEMENT                         COMMENTS
---------------------------------  ---------------------------------  --------------------------------
Cell types propagated              Fibroblasts, myoblasts, mammary    Cells retain normal properties
                                   epithelial cells
Proteins expressed                 Factor VIII, Factor IX, Growth     All expressed at levels of at
                                   Hormone, Insulin, Interleukin-2,   least 1 ug/million cells/day
                                   LDL receptor, a-galactosidase
Transfection methodologies
  applied                          Electroporation, microinjection,   All with efficiencies greater
                                   polybrene and calcium phosphate    than 1 stably transfected cell
                                   precipitation                      per thousand treated cells
Proteins characterized             Factor VIII, Factor IX, Growth     All with natural post-
                                   Hormone, a-galactosidase           translation modifications
In vivo expression observed        Factor VIII, Factor IX, Growth     All at physiologic levels in
                                   Hormone, Insulin                   animal models

     The Company believes it has developed the basic technologies required for a safe and effective gene therapy approach which can be refined and optimized for patient use. In patients, TKT envisions that the system would function as follows:

          1. The clinician would identify the patient to be treated and perform a small skin biopsy.

          2. In TKT's manufacturing facility, patient cells would be harvested from the biopsy specimen.

          3. The DNA fragment containing DNA regulatory sequences and protein coding sequences would be introduced into the harvested cells by electroporation. The DNA fragment and the electroporation methodology would be the same for all patients with a given disease.

          4. A genetically-engineered cell expressing the therapeutic protein would be identified, propagated, subjected to appropriate characterization and quality control tests and formulated in a syringe. The syringe would then be returned to the physician.

          5. The physician would then inject the engineered cells under the patient's skin as an outpatient procedure.

     The above patient techniques have been successfully carried out in an ongoing Phase I clinical trial. These procedures might vary based on the disease to be treated. For example, different cell types, sites of implantation and genes of interest could be advantageous for a given disease.

     Clinical Development Status. The Company's approach to initial clinical development of its enabling gene therapy technology is to evaluate product safety in extremely conservative clinical settings. Towards this end, the Company has initiated one Phase I clinical trial for the treatment of cancer cachexia (the gradual wasting of the body) by growth hormone gene therapy and is sponsoring a second Phase I clinical trial for the treatment of renal cancer and malignant melanoma by Interleukin-2 gene therapy. Based on the data generated from these studies, the Company believes it will be well-positioned to perform clinical trials in patients with conditions that are not life-threatening. At present, the Company intends to explore the possibility of further development of these products in conjunction with corporate partners.

     TKT's first Company-initiated trial began in the U.S. in late 1994 following both the validation of TKT's pilot manufacturing facility and FDA review of the Company's IND. The Phase I study is based on the implantation of genetically modified skin fibroblasts to express growth hormone in cancer patients at risk for cachexia. A total of 20 patients will be enrolled with five escalating dosage blocks. Community physicians have injected the modified cells under the skin of subjects; all patient procedures have been performed on an out-patient basis. The major goal of the study is to develop a safety profile of the product in humans. To date, 14 patients have been enrolled in the trial and the therapy appears to be well tolerated. Due to the extremely conservative inclusion and exclusion criteria for the trial, it is expected to continue into late 1997.

     The Company has also sponsored a Phase I study at the University of Freiburg based on the delivery of Interleukin-2 by genetically modified skin fibroblasts in order to restore or enhance the ability of the immune system to attack the tumor cells in patients with renal cancer and malignant melanoma. All manufacturing processes have been developed and performed by the University and to date, the product appears to be well-tolerated.

     Based on the results described above, the Company believes that Transkaryotic Therapy offers several clinical and commercial advantages over conventional treatments and other gene therapies for targeted diseases, including:

     - SAFETY. Transkaryotic Therapy does not use infectious agents such as retroviruses to genetically engineer the patient's cells. TKT's non-viral method of producing genetically engineered cells allows for extensive safety testing prior to their implantation in the patient. In studies of TKT's gene therapy system involving over 5,000 animals, no side effects have been observed.

     - LONG-TERM EXPRESSION. Transkaryotic Therapy is designed to produce long-term results with a single treatment. In preclinical animal studies, the Company has produced target proteins at therapeutic levels for the lifetime of the animals, suggesting the possibility of long-term effectiveness in humans.

     - CONTROLLABILITY. Transkaryotic Therapy is designed to deliver therapeutic proteins at levels which meet a patient's specific needs. The Company believes that its gene therapy system will allow the physiologic and pharmacologic regulation of expression. Further, the Company believes that the treatment afforded by Transkaryotic Therapy will be readily reversible so that therapy can be discontinued if no longer required.

     - FLEXIBILITY. The Company has focused on genetically-engineering a wide variety of human cell types because, although certain cell types are useful in the gene therapy of particular diseases, no single cell type is appropriate for the gene therapy of all diseases.

     - EASE OF ADMINISTRATION. Transkaryotic Therapy will allow for the administration of its products by a single injection under the patient's skin on an out-patient basis. Furthermore, the potential long-term effectiveness of the treatment could eliminate problems of patient compliance.

     - COST-EFFECTIVENESS. Transkaryotic Therapy takes advantage of the patient's natural ability to synthesize therapeutic proteins for extended periods. The potential benefits of Transkaryotic Therapy include improved therapeutic outcome, the elimination of frequent painful injections and patient compliance problems, a reduction of side effects due to overdosing and underdosing of conventional proteins and significant reductions in cost. Accordingly, the Company believes that its therapy may be less costly than therapy using conventional protein pharmaceuticals which require frequent administration.

TKT'S GENE THERAPY DEVELOPMENT PROGRAMS AND COMMERCIALIZATION STRATEGY

     The Company is focusing its development efforts on gene therapy products for the treatment of chronic diseases with straightforward and well-characterized etiologies. For certain of these diseases, such as Hemophilia A, effectiveness, dose ranges and safety have been clearly established in the context of currently approved and marketed products. For others, such as Fabry disease, preliminary in vitro and animal model data strongly suggest that the long-term delivery of appropriate therapeutic proteins will effectively treat the disease. The Company believes that this initial focus will provide strategic advantages by allowing evaluation of Transkaryotic Therapy based on well understood clinical parameters, thereby facilitating the regulatory approval process. Furthermore, the Company believes that when administered as part of its proprietary gene therapy system, these proteins may provide therapeutic benefits not achievable using conventional methods of delivery.

     Hemophilia A. When a blood vessel ruptures, an intricate series of events allows the rapid formation of a clot in normal individuals. One of the best-studied coagulation disorders is Hemophilia A, caused by a deficiency or defect in protein coagulation Factor VIII. Patients with the disease experience acute, debilitating and often life-threatening bleeding episodes. Depending on the severity of the disease, bleeding may occur spontaneously or after minor trauma. Conventional treatment consists of temporarily increasing the patient's Factor VIII levels through infusions of plasma-derived or recombinantly-produced Factor VIII. Factor VIII levels typically rise to therapeutic levels for only two to three days following intravenous administration, then return to the baseline subtherapeutic level, once again placing the patient at risk for a serious bleeding episode. It is estimated that there are about 19,000 Hemophilia A patients in the U.S. and Canada, 25,000 in Europe, and 4,000 in Japan. In the U.S., an adult suffering from the disease receives Factor VIII protein treatment only during bleeding crises at an average annual cost of approximately $65,000.

     TKT's approach to the treatment of hemophilia is based on the production and delivery of Factor VIII using Transkaryotic Therapy. The Company believes that its Factor VIII gene therapy product has the potential to provide a constant supply of therapeutic levels of the missing protein, effectively eliminating the problem of rapid disappearance of the therapeutic protein. The Company has produced clonal populations of human fibroblasts which have been transfected to express Factor VIII in vitro, demonstrated that the protein is properly processed and achieved protein expression in animals. The Company has initiated preclinical studies for the product and intends to file an IND in 1997.

     In July 1993, the Company entered into a Collaboration and License Agreement with Genetics Institute, Inc. ("GI") relating to a joint development and marketing program for a Hemophilia A gene therapy product based on the Company's non-viral technology. The agreement provides that the parties will collaborate to develop and commercialize a non-viral gene therapy product for the treatment of Hemophilia A using TKT's proprietary technology and GI's patented Factor VIII genes. Under the agreement, GI has granted TKT a nonexclusive worldwide license under GI's patents covering truncated versions of the gene encoding Factor VIII for use in certain non-viral gene therapy applications. GI has agreed to pay a portion of the clinical development costs of the product in the U.S., Canada and the European Community. TKT retained exclusive manufacturing rights throughout the world and exclusive marketing rights to all countries of the world except those in Europe. Subject to certain conditions, GI received exclusive rights to market the product in Europe. The agreement is terminable by GI in the event certain product development and regulatory approval milestones are not reached.

     Fabry Disease. Fabry disease is an X-linked lysosomal storage disease caused by the deficiency of the enzyme a-galactosidase. The disorder is characterized by the accumulation of lipids in lysosomes of vascular endothelial and smooth muscle cells and in a wide variety of other tissues. Patients with classic Fabry disease of early onset, generally in adolescence, show diverse clinical manifestations including severe pain and cardiovascular and renal complications. It is estimated that there are about 2,000 patients in the U.S. and a total of approximately 5,000 patients in the developed world. Current treatment of the disease is limited to the reduction of symptoms. Clinical trials of enzyme replacement therapy in the late 1970's have been reported using infusions of a-galactosidase purified from placenta, spleen or plasma. The intravenous injection of the enzyme resulted in the transient reduction in the plasma levels of the deleterious lipid but, due to the limited availability of the enzyme obtained from human sources, insufficient quantities were available for further studies.

     The development of a safe and effective gene therapy product for the direct delivery of a-galactosidase using a gene therapy approach could result in an elimination of pain symptoms, the medium- and long-term cardiovascular and renal complications and in an increased life expectancy and improved quality of life. TKT has produced purified a-galactosidase from normal human fibroblasts and demonstrated that the enzyme has the desired structural and functional properties. Before proceeding to a gene therapy trial, it is important to determine the safety and pharmacokinetics of the protein in humans. Towards these ends, the Company filed an IND in November 1996 and initiated a small Phase I clinical trial in January 1997 to study the protein.

This study is being performed at the National Institute of Health ("NIH") under a collaborative research and development agreement ("CRADA") executed in 1996. Based on the data obtained, it is anticipated that this study will allow the design of a follow-up gene therapy trial in 1997.

     Long-term Gene Therapy Targets. The Company's long-term gene therapy product development strategy is focused on products for the treatment of commonly occurring diseases including both juvenile- and adult-onset diabetes, hypercholesterolemia and osteoporosis. These are diseases for which either (i) a proven therapeutic protein exists but effective treatment of the disease requires complex patterns of regulation in the patient (for example, insulin is widely used in the treatment of diabetes but delivery of insulin by conventional methods is imprecise and does not prevent the serious complications of the disease) or (ii) no protein has yet been proven effective in treating the disease (for example, many proteins are thought to have potential in the treatment of hypercholesterolemia, but that has yet to be proven conclusively in patients).

     Manufacturing. One of the critical aspects of any cell-based therapy is the approach to manufacturing. As stated above, the manufacturing process takes up to six weeks and it is essential to optimize the process to allow for a commercially-viable product. The Company believes that this has been accomplished and, for example, the Company believes that the cost for manufacturing its single administration Factor VIII gene therapy product is less than that for manufacture of a one year supply of purified Factor VIII protein required by a typical patient. To produce early clinical materials, TKT has constructed a pilot manufacturing facility that was designed to conform to FDA guidelines for Current Good Manufacturing Practice ("cGMP"). For Phase III clinical trials and commercialization, TKT intends to construct a cGMP-certified facility.

     The Company intends to manufacture its gene therapy products in central manufacturing facilities. Initially, a single facility would be constructed to serve the U.S. As the Company's product pipeline matures, it is anticipated that demand will increase, possibly requiring the Company to construct an additional central manufacturing facility in the U.S. Other gene therapy companies have adopted a strategy wherein every large city (or potentially large hospital) would have a cell processing facility, but TKT believes that the requirements for strict quality control and the benefits of economy of scale are best achieved using the central manufacturing strategy.

OTHER GENE THERAPY COLLABORATIONS

     In 1994, the Company entered into a three-year collaboration with the University of Freiburg. As part of that collaboration, TKT is sponsoring the first gene therapy trial approved in Germany. The Phase I study is based on the delivery of Interleukin-2 by genetically modified skin fibroblasts in order to restore or enhance the ability of the immune system to attack the tumor cells in patients with renal cancer and malignant melanoma. TKT has no role in the manufacturing process. The trial was initiated in 1994, and 14 patients have been enrolled to date. In addition to sponsoring the clinical trial, TKT has certain rights to technologies developed for the non-viral gene therapy of certain cancers.

     In November 1995, the Company entered into a collaboration with the Institute Pasteur (the "Institute") to study the gene therapy of Hurler disease, a lysosomal storage disorder. The Institute has successfully delivered various proteins in a number of animal models, and the Company and the Institute are working to improve expression of the missing enzyme in human cells. In addition, the Company has certain rights to related technologies developed at the Institute.

     In July 1996, the Company entered into a collaboration with the Women's and Children's Hospital, Adelaide (the "Hospital") to study gene and protein replacement for the mucopolysaccharidoses, a group of lysosomal storage disorders, including Hunter syndrome. The Company and the Hospital plan to work towards developing a series of therapies for these related diseases, building on the Hospital's twenty years of experience in their molecular biology and clinical features. In connection with the collaboration, TKT will pay the Hospital a royalty on product sales and will reimburse the Hospital for a portion of the patent costs associated with patent prosecution. The Company will also provide the Hospital with funding for research in the field of mucopolysaccharidoses diseases. TKT has secured the worldwide rights to any products and/or patents resulting from the collaboration.

PATENTS, PROPRIETARY RIGHTS AND LICENSES

     Proprietary Issues. For many currently-marketed proteins, the product manufactured using conventional genetic engineering techniques does not represent the first time the protein was isolated and purified. As such, it was generally not possible to obtain a broad composition of matter patent for many of the currently-marketed proteins. In contrast, the isolated and purified DNA sequences encoding these proteins, various vectors used to insert such DNA sequences into production cell lines, cell lines modified by the insertion of such DNA sequences, and corresponding methods (including methods of producing proteins using this approach) led to issued patents in many cases. TKT believes that, by completely avoiding the use of isolated and purified DNA sequences encoding proteins of commercial interest, the Company's technology does not infringe claims based on isolated and purified DNA sequences encoding such proteins. Furthermore, the Company intends to avoid the use of technologies (such as specific protein purification procedures) that are the subject of patents that are not limited to protein products manufactured using conventional genetic engineering techniques.

     Over the past decade, there has been a dramatic increase in the number of approaches to gene therapy under development in both academic and industrial laboratories. A large number of patent applications have been filed in the U.S. and worldwide relating to this work, and a number of gene therapy patents have issued to date. The Company requested, and the U.S. Patent and Trademark Office (the "PTO") declared in January 1996, an interference regarding an issued patent with broad claims to ex vivo gene therapy. The participants in the interference are TKT, Genetic Therapy, Inc. (a wholly-owned subsidiary of Novartis AG) and Somatix Therapy Corporation ("Somatix"). Somatix subsequently merged into Cell Genesys, Inc. With the possible exception of the patents involved in the interference, the Company believes its Transkaryotic Therapy technology does not infringe on patents issued to date. The PTO proceeding will determine the patentability of the subject matter of the interference and which of the parties first developed this subject matter. The process to resolve the interference can take many years. The outcome of interferences can be quite variable: for example, none of the three parties may receive the desired claims, one party may prevail, or a settlement involving two or more of the parties may be reached. There can be no assurance that TKT will prevail in this interference or that, even if it does prevail, that the Company can meaningfully protect its proprietary position. In the event TKT does not prevail, a January 1997 Federal Trade Commission ("FTC") decision would then be relevant. The FTC accepted a consent order to resolve anticompetitive concerns raised by the merger of Ciba-Geigy Limited and Sandoz Limited into the newly formed Novartis AG. As part of the consent order, the constituent entities of Novartis will be required to provide all gene therapy researchers and developers with non-exclusive licenses to the patent upon which Novartis is involved in the interference. The Company has entered into an agreement with Somatix under which the Company's ability to market its non-viral gene therapy products will not be affected should Somatix win the interference.

     Currently, the Company has two issued patent and 21 pending patent applications in the U.S. to protect its proprietary methods and processes; it has also filed corresponding foreign patent applications for certain of these U.S. patent applications. The U.S. patent applications relate to Gene Activation in general, DNA sequences required for Gene Activation, vectors required for Gene Activation, cells modified by Gene Activation, proteins produced by Gene Activation, corresponding Gene Activation methods, Transkaryotic Therapy in general, methods of propagating and transfecting cells, methods for obtaining expression of therapeutic proteins and homologous recombination in cells, and cells modified by the preceding methods. Where appropriate, the Company intends to file, or cause to be filed on its behalf, additional patent applications relating to future discoveries and improvements.

     The Company believes that protection of the proprietary nature of its products and technology is important to its business. Accordingly, it has adopted and will maintain a vigorous program to secure and maintain such protection. The Company's practice is to file patent applications with respect to technology, inventions and improvements that are important to its business. The Company also relies upon trade secrets, unpatented know-how, continuing technological innovation and the pursuit of licensing opportunities to develop and maintain its competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary technology or that the Company can meaningfully protect its proprietary position.

     As a general matter, patent positions in the fields of biotechnology and biopharmacology are highly uncertain and involve complex legal, scientific and factual matters. To date, there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents. Consequently, although TKT plans to prosecute aggressively its applications and defend its patents against third parties, there can be no assurance that any of the Company's patent applications relating to the technology used by the Company will result in the issuance of patents or that, if issued, such patents will not be challenged, invalidated or circumvented or will afford the Company protection against competitors with similar technology. Should the Company become involved in any litigation or interference proceedings regarding patent or other proprietary rights, such litigation or interference proceedings may result in substantial cost to the Company, regardless of outcome and, further, may adversely affect TKT's ability to develop, manufacture and market its products and to form strategic alliances.

     The Company's technologies and potential products may conflict with patents which have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's technologies and potential products may give rise to claims that they infringe the patents of others. Such other persons could bring legal actions against the Company claiming damages and seeking to enjoin commercialization of a product or use of a technology. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to use such technology or to manufacture or market such product or could be required to cease using such product or technology. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available or would be made available on acceptable terms. The Company believes that there may be significant litigation in the Gene Activation and gene therapy fields regarding patent and other intellectual property rights.

     In April 1997, Amgen Inc. filed a civil action in the U.S. District Court in Massachusetts against the Company and HMRI. The complaint in the action alleges that GA-EPO and processes for producing GA-EPO infringe on Amgen's U.S. Patent Numbers 5,547,933, 5,618,698, and 5,621,080 and requests that TKT and HMRI be enjoined from making, using, or selling GA-EPO and that the court award Amgen monetary damages. In May 1997, TKT and HMRI filed a "Motion To Dismiss, Or, In The Alternative, For Summary Judgment" stating that under 35 U.S.C. sec. 271(e)(1), TKT's and HMRI's activities do not constitute patent infringement and further stating that "(n)either the product created by TKT nor the process used by TKT and HMR infringes any valid claim of any of the Amgen patents in suit." In July 1997, the court denied TKT's and HMRI's motion and stated that the motion instead should be refiled as a Motion for Summary Judgment. The Company can provide no assurance as to the outcome of this litigation. A decision by the court in Amgen's favor, including the issuance of an injunction against the making, use or sale of GA-EPO by the Company and HMRI in the United States, or any other conclusion of the litigation in a manner adverse to the Company and HMRI, would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will not in the future become subject, in the United States or any other country, to patent infringement claims, interferences, and other litigation involving patents, or any patents that may issue on any pending patent applications, including Amgen patent applications.

     To further protect its trade secrets and other proprietary property, the Company requires all employees, Scientific Advisory Board members, consultants and collaborators having access to such proprietary property to execute confidentiality and invention rights agreements in favor of the Company before beginning their relationship with the Company. While such arrangements are intended to enable the Company to better control the use and disclosure of its proprietary property and provide for the Company's ownership of proprietary technology developed on its behalf, they may not provide meaningful protection for such property and technology in the event of unauthorized use or disclosure.

     Licensing. The Company has entered into several licensing agreements under which it has acquired certain worldwide rights to use proprietary genes and related technology in its non-viral gene therapy products: The Company has a nonexclusive license for certain non-viral gene therapy applications from GI with respect to GI's patented Factor VIII genes and a nonexclusive sublicense for non-viral gene therapy applications from British Technology Group plc ("BTG") with respect to BTG's patented Factor IX gene. TKT's rights under these gene licenses and sublicenses are for the term of the last to expire patent included in the licensed patent rights, subject to earlier termination in the event of the Company's failure to meet certain specified milestones. Although the Company is not currently in default under any of these agreements, there can be no assurance that such defaults will not occur in the future. Should such a default occur and any of these licenses or sublicenses be terminated in the future, the Company could lose the right to continue to develop one or more of its potential products, which loss could have a material adverse effect upon the Company's business.

COMPETITION

     Gene Activation. At present, the Company considers its primary competition with respect to its Gene Activation technology to be companies involved in the current production of therapeutic proteins. These companies have obtained patent protection covering many of the techniques used to produce commercially-marketed proteins using conventional genetic engineering techniques. These patent rights have served as an effective entry barrier in the $11 billion (1995 worldwide revenues) protein therapeutics market. Several pharmaceutical and biotechnology companies have an established presence in the field of therapeutic protein production. For example, erythropoietin is marketed by Johnson & Johnson ("J&J") and Amgen in the U.S.; by Boehringer Mannheim GmbH and J&J in Europe; and by Sankyo Company Ltd. and Chugai Pharmaceutical Co., Ltd. in Japan. These and other competitors have substantially greater financial and other resources than the Company, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals and manufacturing, marketing and distributing products. There can be no assurance that TKT will succeed in developing and marketing technologies and products that are more clinically efficacious and cost-effective than the more established treatments or the new approaches and products developed and marketed by its competitors.

     The Company believes that the primary competitive factors in the market for therapeutic proteins may include product safety, efficacy, distribution channels and price, and disease management services. In addition, the length of time required for products to be developed and to obtain regulatory and in some cases, reimbursement approval are important competitive factors. The biotechnology industry is characterized by rapid and significant technological change. Accordingly, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of new products. The Company believes it competes favorably with respect to these factors, although there is no assurance that it will be able to continue to do so.

     Gene Therapy. The Company's gene therapy system will have to compete with other gene therapy systems as well as with conventional methods of treating the diseases and conditions targeted by the Company and new non-gene therapy treatments which may be developed in the future.

     A number of commercial entities, including major established biotechnology and pharmaceutical companies, as well as development stage entities, currently are involved in the field of human gene therapy. Additional competitors may enter the field in the future as gene therapy becomes better established. Some of these existing competitors have and certain of these potential competitors may have, substantially greater financial, technical, scientific, marketing or other capabilities and resources than are available to the Company. Smaller companies may obtain access to such skills and resources through collaborative arrangements with pharmaceutical companies or academic institutions. Moreover, existing or potential competitors may possess or acquire patents or other rights to genes or technology which are necessary or useful for certain applications of the Company's gene therapies, thereby hampering or preventing the Company from exploiting such applications.

     The Company is developing gene therapy products to address a variety of diseases and conditions. For certain of the Company's potential products, an important competitive factor may be timing of market entry. The speed with which TKT can enter and complete human clinical trials and approval processes may therefore be a significant competitive factor. The Company believes that product efficacy, safety, reliability and price may also be important competitive factors. The development by others of alternative or superior treatment methods could render the Company's products obsolete or noncompetitive with respect to some or all of these competitive factors. In addition, treatment methods not clearly superior to the Company's could achieve greater market penetration through competitors' superior sales, marketing or distribution capabilities. The Company's competitive position also depends upon its ability to attract and retain qualified personnel, obtain patent protection, secure licenses of necessary genes and technology from third parties, or otherwise develop proprietary products or processes and secure sufficient capital resources for the typically substantial expenditures and period of time prior to commercial sales of each product.

GOVERNMENT REGULATION

     All of the Company's products will require regulatory approval by U.S. and foreign government agencies prior to commercialization in such countries. In particular, protein therapeutics are subject to rigorous pre-clinical and clinical testing, and other pre-market approval procedures administered by the FDA and similar authorities in foreign countries. In addition, gene therapy is a new technology, and regulatory approvals may be obtained more slowly than for products produced using conventional technologies. In the U.S., various federal and in some cases, state and local statutes and regulations also govern or influence the manufacturing, labeling, storage, record keeping and marketing of such products.

     Obtaining approval from the FDA and other regulatory authorities for a therapeutic product may take several years and involve substantial expenditures. Moreover, ongoing compliance with applicable requirements can entail the expenditure of substantial resources. Difficulties or unanticipated costs may be encountered by the Company in its efforts to secure necessary governmental approvals, which could delay or preclude the Company from marketing its products.

     The activities required before a new pharmaceutical agent may be marketed in the U.S. begin with pre-clinical testing. Pre-clinical tests include laboratory evaluation and animal studies to assess the potential safety and efficacy of the product. The results of these studies must be submitted to the FDA as part of an IND, which must be reviewed and cleared by the FDA before proposed clinical testing can begin. Clinical trials are conducted in accordance with specific federal regulations (known as Good Clinical Practices). The clinical protocols detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each clinical protocol must be submitted to the FDA as part of an IND. Further, each clinical study must be conducted under the auspices of an independent Institutional Review Board ("IRB") at the institution at which the study will be conducted. Each IRB will consider, among other things, ethical factors, the safety of human subjects, and informed consent.

     Clinical trials are typically conducted in three sequential phases. In Phase I, clinical trials typically include a small number of subjects (often healthy volunteers) to determine the early safety profile and the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with larger groups of patients afflicted with a specific disease in order to further test safety and determine optimal dose amounts, dose schedules, and routes of drug administration. In Phase III, larger-scale, multi-center, comparative clinical trials are conducted with patients afflicted with a target disease in order to provide enough data for a valid statistical test of efficacy and safety required by the FDA and others. In the case of products for life-threatening disease, the initial human testing may be done in patients rather than healthy volunteers. Since these patients are already afflicted with the target disease, it is possible that such studies may provide results traditionally obtained in Phase II trials. These trials are frequently referred to as Phase I/II trials. Although some of the Company's products are being considered for patients with life-threatening diseases, there can be no assurance that the FDA will allow Phase I/II studies, or that if Phase I/II studies are permitted, that this study design would shorten the development time for any of the Company's products. The FDA receives reports on the progress of each phase of clinical testing, and it may require the modification, suspension, or termination of clinical trials if an unwarranted risk is presented to patients, or if the design of the trial is insufficient to meet its stated objectives.

     After completion of clinical trials of a new product, FDA marketing approval must be obtained. The Company expects that its products will be regulated as biologics. Traditionally, both a Product License Application ("PLA") and an Establishment License Application ("ELA") have been required prior to commercial marketing. The Company expects that both licenses will be required for its gene therapy products.

Recently the FDA has announced its intention to simplify the licensing process for well-characterized biologics and put forth a regulatory mechanism to allow for a single license application, a Biologics License Application ("BLA"), for well-characterized biologics. The Company expects that its Gene Activation products will fall into this category and require a BLA. License applications submitted to the FDA have historically taken, typically, two to five years to receive approval. In 1992, at the same time of passage of the Prescription Drug User Fee Act, the FDA committed to reviewing and acting on a complete license application within 12 months of the submission date. Nevertheless, if FDA determines that an application is incomplete, or that important issues are unanswered by the data in the application, approval times could be delayed significantly. Notwithstanding the submission of relevant data, the FDA may ultimately decide that the license application does not satisfy its criteria for approval. Even if FDA clearances are obtained, a marketed product is subject to continual review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restriction on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. In addition, the manufacturing facility for the Company's products will be subject to FDA inspection for adherence to cGMP prior to marketing clearance and periodically following approval. This will require the Company to observe rigorous manufacturing specifications.

     The Company believes that many of its Gene Activation products are likely to be reviewed within FDA by CBER. CBER currently has no "bioequivalence" pathway for the rapid approval of closely-related biologics, and the Company believes that its Gene Activated products will be treated as new biologic entities and require a complete regulatory and clinical program. However, these programs will often have the advantage of focusing on Gene Activated products with conventional, previously approved, counterparts that are well-known to regulatory authorities around the world (in contrast to a typical new chemical entity, which has no related history concerning its safety and efficacy in humans). In April 1996, the FDA issued a document entitled "FDA Guidance Concerning Demonstration of Comparability of Human Biological Products, Including Therapeutic Biotechnology-derived Products." This document describes situations in which a manufacturer can establish the equivalence of a modified version of their own product using physical, chemical, and/or pharmacological methods, without the need for additional clinical trials. This is a departure from traditional doctrine, in which biologics were deemed too complex to compare using such methods, and reflects the increased purity of many products and technical advances in the analytical methods currently in use. Although an approval pathway for bioequivalent biologics does not exist, the Company believes that increased analytical sophistication and enhanced purity of biologic products will facilitate the development and regulatory review of its Gene Activation products.

     In addition to regulations enforced by FDA, the Company is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. The Company's research and development involves the controlled use of hazardous materials, chemicals, biological materials and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

     For marketing outside the U.S., the Company also is subject to foreign regulatory requirements governing human clinic trials and marketing approval for products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

FACILITIES

     The Company leases a total of approximately 66,000 square feet of laboratory and office space in buildings located in Cambridge, Massachusetts. The Company has no manufacturing facility for protein production and, under the agreements between the Company and HMRI for the commercialization of GA-EPO and the second, undisclosed protein, HMRI is responsible for the manufacture of these products. The Company believes that its existing facilities are adequate to meet its current needs and that there is sufficient additional space at or in close proximity to its present facilities to accommodate its requirements through 1999. The Company also believes that its current facilities comply with all material zoning requirements and that it has all necessary permits and authorizations for such facilities.

LEGAL PROCEEDINGS

     In April 1997, Amgen Inc. filed a civil action in the U.S. District Court in Massachusetts against the Company and HMRI. The complaint in the action alleges that GA-EPO and processes for producing GA-EPO infringe on Amgen's U.S. Patent Numbers 5,547,933, 5,618,698, and 5,621,080 and requests that TKT and HMRI be enjoined from making, using, or selling GA-EPO and that the court award Amgen monetary damages. In May 1997, TKT and HMRI filed a "Motion To Dismiss, Or, In The Alternative, For Summary Judgment" stating that under 35 U.S.C. sec. 271(e)(1), TKT's and HMRI's activities do not constitute patent infringement and further stating that "(n)either the product created by TKT nor the process used by TKT and HMR infringes any valid claim of any of the Amgen patents in suit." In July 1997, the court denied TKT's and HMRI's motion and stated that the motion instead should be refiled as a Motion for Summary Judgment. The Company can provide no assurance as to the outcome of this litigation. A decision by the court in Amgen's favor, including the issuance of an injunction against the making, use or sale of GA-EPO by the Company and HMRI in the United States, or any other conclusion of the litigation in a manner adverse to the Company and HMRI, would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will not in the future become subject, in the United States or any other country, to additional patent infringement claims, interferences and other litigation involving patents, or any patents that may issue on any pending patent applications, including Amgen patent applications.

     The Company is currently involved in a patent interference proceeding before the United Stated Patent and Trademark Office. See "Patents, Proprietary Rights and Licenses."

EMPLOYEES

     As of July 23, 1997, the Company had 137 full-time employees, including 99 scientists and 38 development, manufacturing and administrative personnel. The Company's employees are not covered by any collective bargaining agreement. TKT considers relations with its employees to be good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The directors, executive officers and key employees of the Company are as follows:

                  NAME                AGE                        POSITION
    --------------------------------  ----   ------------------------------------------------
    Richard F Selden, M.D., Ph.D....   38    President; Chief Executive Officer and Director
    Christoph M. Adams, Ph.D........   40    Vice President, Business Development
    Daniel E. Geffken...............   40    Vice President, Finance; Chief Financial Officer
    Kurt C. Gunter, M.D.............   42    Vice President, Clinical and Regulatory Affairs
    Douglas A. Treco, Ph.D..........   39    Senior Vice President, Research and Development
    William R. Miller(1)(2).........   69    Director
    Rodman W. Moorhead, III(1)......   53    Director; Chairman of the Board
    James E. Thomas(2)..............   37    Director; Secretary
    Peter Wirth.....................   47    Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Richard F Selden, M.D., Ph.D. is the founder of TKT. He has served as Chief Scientific Officer, Chairman of the Scientific Advisory Board and a Director since the Company's inception in 1988 and as President and Chief Executive Officer since June 1994. Prior to founding TKT, Dr. Selden was an Instructor in pediatrics at Harvard Medical School. He received an A.B. in Biology from Harvard College, an A.M. in Biology from the Harvard University Graduate School of Arts and Sciences, a Ph.D. in genetics from the Division of Medical Sciences at Harvard Medical School and an M.D. from Harvard Medical School.

     Christoph M. Adams, Ph.D., has served as Vice President, Business Development of the Company since March 1994. From May 1991 to February 1994, Dr. Adams was Business Development Manager and from 1989 to 1991, he was International Product Manager at the Pharmaceuticals Division of Ciba-Geigy AG in Basel, Switzerland. Dr. Adams received a Ph.D. in Organic Chemistry from the University of Zurich and a M.B.A. from INSEAD, Fontainebleau, France.

     Daniel E. Geffken has served as Vice President, Finance and Chief Financial Officer of the Company since February 1997. From June 1993 to January 1997, Mr. Geffken was Chief Financial Officer of CytoTherapeutics, Inc., a biotechnology company, and from December 1995 to January 1997, he served as Vice President. From 1991 until June 1993, Mr. Geffken was Vice President and Chief Financial Officer of Andersen Group, Inc., a diversified holding company. He received a B.S. in Economics from The Wharton School, University of Pennsylvania and an M.B.A. from the Harvard Business School.

     Kurt C. Gunter, M.D. has served as a consultant to the Company since September 1993 and as Vice President, Clinical and Regulatory Affairs since July 1996. From September 1993 to June 1996, Dr. Gunter worked in the Department of Laboratory Medicine at Children's National Medical Center, most recently as Director of Stem Cell Processing, Hematology and Blood Donor Center. From 1988 to 1993, Dr. Gunter worked at the Center for Biologics Evaluation and Research of the U.S. Food and Drug Administration as Acting Deputy Director, Division of Cellular and Gene Therapies and Chief, Cytokine and Cell Biology Branch. He received a B.S. in Biological Sciences from Stanford University and an M.D. from the University of Kansas School of Medicine.

     Douglas A. Treco, Ph.D. has directed research at the Company since its inception in 1988. Since February 1997, he has served as the Senior Vice President, Research and Development and from June 1993 to February 1997, he served as Vice President, Director of Research and Development. From December 1990 to June 1993, he served as Director of Research. Prior to joining the Company, Dr. Treco was a Research Fellow in Genetics, Department of Molecular Biology, Massachusetts General Hospital and Department of Genetics,

Harvard Medical School. He received a Ph.D. in Biochemistry and Molecular Biology from the State University of New York, Stony Brook.

     William R. Miller has served as a Director since September 1991. In January 1991, he retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb, which position he had held since 1985. Mr. Miller is the Chairman of the Board of Directors of Vion Pharmaceuticals, Inc. and SIBIA Neurosciences, Inc., a director of ImClone Systems, Inc., Isis Pharmaceuticals, Inc., St. Jude Medical, Inc., Westvaco Corporation and Xomed Surgical Products, Inc. and an Advisory Director of Chugai Pharmaceuticals, Inc.

     Rodman W. Moorhead, III has served as Chairman of the Board of Directors since May 1992. Since 1973, he has been with E.M. Warburg, Pincus & Co. LLC ("Warburg, Pincus"), a specialized financial services firm, where he currently serves as a Senior Managing Director. He is also a director of Coventry Corporation, NeXstar, Inc., Value Health, Inc., Xomed Surgical Products, Inc. and a number of privately held companies.

     James E. Thomas has served as a Director and Secretary of the Company since May 1992. Mr. Thomas has served as a Managing Director of Warburg, Pincus since January 1994, and prior to that served as Vice President from 1991 to 1994 and Associate from 1989 to 1991. Mr. Thomas is also a director of Anergen, Inc., Celtrix Pharmaceuticals, Inc., Menley & James Laboratories, Inc., Xomed Surgical Products, Inc. and a number of privately held companies.

     Peter Wirth has served as a Director since February 1997. Mr. Wirth has served as Executive Vice President and Chief Legal Officer of Genzyme Corporation since October 1996. From January 1996 to October 1996, Mr. Wirth served as Senior Vice President and General Counsel of Genzyme. Mr. Wirth was a partner of Palmer & Dodge LLP, a Boston, Massachusetts law firm, from 1982 through October 1996. Mr. Wirth remains Of Counsel to Palmer & Dodge LLP.

     The Company currently has five Directors. All Directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The officers serve until the next annual meeting of the Board of Directors or until their earlier resignation or removal.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries of each employee of the Company entitled to a salary in excess of $150,000 and which exercises the authority of the Board with respect to all incentive or stock option plans or arrangements established by the Company. The Company also has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors.

DIRECTOR COMPENSATION

     In general, the Company does not compensate Directors for service as Directors but reimburses them for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Mr. Miller is paid $1,000 for attendance at each meeting of the Board. For the fiscal year ending December 31, 1996, Mr. Miller earned $4,000 in Director's fees.

SCIENTIFIC ADVISORY BOARD

     The Company is assisted in its research and development activities by its Scientific Advisory Board ("SAB"), composed of leading scientists who meet several times each year to review the Company's research and development activities, discuss technological advances relevant to the Company and its business, and otherwise assist the Company.

     In addition to Dr. Selden, who serves as Chairman of the Scientific Advisory Board, and Dr. Treco, the following persons are members of the Scientific Advisory Board:

     Bruce Furie, M.D. is Professor of Medicine and Biochemistry at Tufts University School of Medicine. Chief of the Division of Hematology-Oncology at New England Medical Center, Director of the Hemophilia Center at New England Medical Center, and Co-Director of the Center for Hemostasis and Thrombosis Research at New England Medical Center. He received an M.D. from the University of Pennsylvania School of Medicine in 1970. Dr. Furie studies the molecular basis of blood coagulation and related clinical disorders, including hemophilia.

     Barbara C. Furie, Ph.D. is Professor of Medicine and Biochemistry at Tufts University School of Medicine, Co-Director of the Center for Hemostasis and Thrombosis Research at New England Medical Center, and a member of the Division of Hematology-Oncology, New England Medical Center. She received a Ph.D. in Chemistry from the University of Pennsylvania in 1970. Dr. Furie studies the molecular basis of blood coagulation and platelet membrane cell adhesion molecules.

     Walter Gilbert, Ph.D. is the Carl M. Loeb University Professor at Harvard University. Since 1987, he has also served as Chairman of the Department of Cellular and Developmental Biology at Harvard University. In 1980, Dr. Gilbert (together with two others) received the Nobel Prize for Chemistry for his work in developing one of the two rapid DNA sequencing techniques that have provided a major stimulus to the study of gene structure. Dr. Gilbert received a Ph.D from Cambridge University in 1957. His current research interests include molecular biology, intron/exon genetic structure, G4-DNA in meiosis and early development in the zebrafish.

     Howard M. Goodman, Ph.D. is Professor of Genetics at Harvard Medical School and Chief of the Department of Molecular Biology at Massachusetts General Hospital. Dr. Goodman was a Professor of Biochemistry at the University of California, San Francisco from 1970 to 1981. He received a Ph.D. in Biophysics from Massachusetts Institute of Technology in 1964. Dr. Goodman studies the molecular biology of hormones and peptides.

     David D. Moore, Ph.D. is Associate Professor of Genetics in the Department of Molecular Biology at Massachusetts General Hospital and in the Department of Genetics at Harvard Medical School. He received a Ph.D. in Molecular Biology from The University of Wisconsin, Madison in 1979. Dr. Moore studies the molecular basis of hormone action and gene regulation in endocrine systems.

     Gordon H. Sato, Ph.D. was, until his retirement in 1993, Director of the W. Alton Jones Cell Science Center. Dr. Sato was a Professor of Biology at the University of California San Diego from 1969 to 1983 and a Professor in the Department of Biochemistry at Brandeis University from 1958 to 1969. He is a member of the National Academy of Sciences. Dr. Sato received a Ph.D. in Biophysics from the California Institute of Technology in 1955. Dr. Sato studies the effects of hormones during cell culture.

     Jack W. Szostak, Ph.D. is Professor of Genetics in the Department of Molecular Biology at Massachusetts General Hospital and Department of Genetics at Harvard Medical School. He received a Ph.D. in Biochemistry from Cornell University in 1977. Dr. Szostak studies the mechanism of ribozyme function.

     Except for Drs. Selden and Treco, each member of the SAB has entered into a consulting agreement with the Company covering the terms of such person's position as a consultant to the Company and member of the SAB. All scientific advisors own shares of Common Stock of the Company, some of which shares are subject to vesting. All of the Company's scientific advisors (other than Drs. Selden and Treco) are employed by employers other than the Company and may have other commitments to, or consulting or advisory contracts with, other entities which may conflict or compete with their obligations to the Company. Generally, scientific advisors are not expected to devote a substantial portion of their time to Company matters.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The table below sets forth certain compensation information for the Chief Executive Officer of the Company and the other executive officers of the Company whose salary and bonus for the fiscal year ended December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                                  ------------
                                         ANNUAL COMPENSATION(1)    SECURITIES
                                         ----------------------    UNDERLYING        ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)      OPTIONS(#)    COMPENSATION($)(2)
--------------------------------  ----   --------   -----------   ------------   ------------------
Richard F Selden, M.D., Ph.D....  1996   $210,000   $100,000(3)      128,571          $ 10,499
  President and                   1995    200,000     86,000(4)           --             4,659
  Chief Executive Officer
Douglas A. Treco, Ph.D..........  1996    152,000     30,000(3)       25,714             3,945
  Senior Vice President,          1995    134,000     30,000(4)           --             3,125
  Research and Development
Christoph M. Adams, Ph.D........  1996    152,000      6,000(3)        6,429             4,096
  Vice President,                 1995    142,000     17,500(4)           --            21,193(5)
  Business Development

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the year ended December 31, 1996.

(2) Includes the following: (a) the Company's contributions for Drs. Selden, Treco and Adams under the Company's 401(k) Plan in the amount of $3,750 each for fiscal 1996, and $3,750, $2,945, and $3,750, respectively, for fiscal 1995; and (b) the taxable portion of group term life insurance premiums paid by the Company for Drs. Selden, Treco and Adams in the amounts of $195, $195 and $346, respectively, for fiscal 1996, and $180 each for fiscal 1995.

(3) Bonus earned in the year ended December 31, 1996 was paid in 1997.

(4) Bonus earned in the year ended December 31, 1995 was paid in 1996.

(5) Includes reimbursement by the Company for costs associated with relocation.

  Options Grants

     Option Grant Table. The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 by the Company to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                                      VALUE AT ASSUMED
                      --------------------------------------------------------------------            ANNUAL RATES OF
                        NUMBER OF       PERCENT OF                    MARKET                            STOCK PRICE
                       SECURITIES          TOTAL         EXERCISE    PRICE ON                           APPRECIATION
                       UNDERLYING     OPTIONS GRANTED       OR       DATE OF                         FOR OPTION TERM(1)
                         OPTIONS      TO EMPLOYEES IN   BASE PRICE    GRANT     EXPIRATION   ----------------------------------
        NAME          GRANTED(#)(2)   FISCAL YEAR(3)    ($/SHARE)    ($/SHARE)     DATE       0%($)       5%($)        10%($)
--------------------  -------------   ---------------   ----------   --------   ----------   --------   ----------   ----------
Richard F Selden,
  M.D., Ph.D. ......     128,571            16.6%         $ 0.01      $ 6.22      1/17/06    $798,426   $1,300,552   $2,070,911
Douglas A. Treco,
  Ph.D. ............      25,714             3.3%           0.01        6.22      1/17/06     159,684      260,108      414,179
Christoph M. Adams,
  Ph.D. ............       6,429             0.8%           0.01        6.22      1/17/06      39,924       65,032      103,553

---------------
(1) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock, which will benefit all stockholders proportionately.

(2) Options granted under the Company's 1993 Long-term Incentive Plan. The shares subject to these options vest in six equal annual installments commencing on the first anniversary of the date of grant.

(3) Calculated based on an aggregate of 774,468 options granted under the Company's 1993 Long-term Incentive Plan to employees during the fiscal year ended December 31, 1996.

     Option Exercises and Year-End Values. The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1996:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES(1)

                                                 NUMBER OF SECURITIES
                                                      UNDERLYING                   VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                                 AT FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)(2)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
Richard F Selden, M.D., Ph.D. .............          0          128,571         $       0       $ 2,377,278
Douglas A. Treco, Ph.D. ...................          0           25,714                 0           475,452
Christoph M. Adams, Ph.D. .................     17,143           40,715           317,012           752,820

---------------
(1) No options were exercised during the fiscal year ended December 31, 1996 by the Named Executive Officers.

(2) Value of unexercised in-the-money options represents the difference between the last reported sales price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1996 ($18.50) and the exercise price of the option, multiplied by the number of shares subject to the option.

EMPLOYMENT AGREEMENTS

     The Company is a party to employment agreements with certain of its executive officers, including Drs. Selden, Adams and Treco. Each employment agreement contains provisions for establishing the annual base salary of each executive officer. Pursuant to the terms of the employment agreements, the 1997 annual base salary for each of Drs. Selden, Treco and Adams has been established at $240,000, $175,000 and $160,000, respectively. Under the terms of such employment agreements, if the employment of Drs. Selden, Treco or Adams is terminated without cause, the Company is required to pay to such executive severance payments at the executive's base salary rate for 18 months in the case of Dr. Selden and 12 months in the case of Drs. Treco and Adams (a "Severance Period"), to be reduced by an amount equal to the amount of any other compensation earned by such individual during such Severance Period. The executive shall be bound by certain non-compete obligations for two years after termination of the employment or such longer period during which severance payments are paid under the employment agreement.

1993 LONG-TERM INCENTIVE PLAN

     The Company's 1993 Long-term Incentive Plan (the "1993 Incentive Plan") was approved by the Board of Directors and the Company's stockholders in June 1993. The 1993 Incentive Plan provides for awards in the form of stock options, stock appreciation rights, restricted stock, long-term performance awards and stock grants. Stock options may include options intended to qualify for preferential tax treatment ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options that do not qualify for such treatment. Employees, consultants and advisors of the Company are eligible for awards under the 1993 Incentive Plan, but Directors who are not employees of or consultants to the Company are not eligible for such awards.

     The 1993 Incentive Plan is administered by the Compensation Committee, which has complete authority to make awards under the 1993 Incentive Plan. No member of the Compensation Committee is eligible to receive an award under the 1993 Incentive Plan, and no individual is eligible for membership on the Compensation Committee within one year of having received an award under the 1993 Incentive Plan.

     As amended to date, a total of 2,188,062 shares of Common Stock have been reserved for issuance under the 1993 Incentive Plan. At July 23, 1997, awards for 946,277 shares were outstanding under the 1993 Incentive Plan.

1993 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The Company's 1993 Non-Employee Directors' Stock Option Plan (the "1993 Directors' Plan") was approved by the Board of Directors and the Company's stockholders in June 1993. The 1993 Directors' Plan provides for automatic option grants to each Director who (i) is not an employee of the Company or of any subsidiary, affiliate or five or more percent stockholder of the Company and
(ii) does not own or hold any Common Stock which was purchased prior to the approval of the 1993 Directors' Plan and which remains at the time the Director is being considered for eligibility for any specific grant under the 1993 Directors' Plan subject to substantial risk of forfeiture under an agreement entered into with the Company. Any Director who becomes such an employee shall cease to be eligible for any further option grants under the 1993 Directors' Plan while such an employee, but shall not, by reason of becoming such an employee, cease to be eligible to retain options previously granted under the 1993 Directors' Plan.

     Under the 1993 Directors' Plan, each eligible Director will receive an option grant on the date immediately following each annual meeting of stockholders. Each option grant shall consist of an option to acquire an aggregate of 5,250 shares of Common Stock exercisable at a price equal to the fair market value of the Common Stock at the time of the grant and vesting over a period of three years. The 1993 Directors' Plan will be administered by the Compensation Committee.

     A total of 231,429 shares of Common Stock have been reserved for issuance under the 1993 Directors' Plan. As of July 23, 1997, no awards for such shares have been made under the 1993 Directors' Plan.

401(K) PLAN

     In January 1992, the Company established the Company's 401(k) plan (the "401(k) Plan") covering all full-time employees. Generally, an eligible employee may become a participant in the 401(k) Plan on the first day of the month next following completion of six months of employment. Pursuant to the 401(k) Plan, an employee may elect to reduce his or her current compensation by up to 15 percent (subject to an overall dollar limitation under the Code of $9,240 of 1995) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan allows the Company to make matching contributions to the Plan, and the Company currently makes matching contributions equal to 50 percent of the first seven percent contributed to the 401(k) Plan by each employee during each six month period. In 1996, the Company's matching contributions totalled $91,000. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or the Company, and income earned thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made. The administrator of the 401(k) Plan invests each employee's account at the direction of each such employee, who can choose among certain investment alternatives provided. As of March 31, 1997 94 of the 128 eligible employees were enrolled in the 401(k) Plan.

LIMITATIONS ON DIRECTOR'S LIABILITY AND INDEMNIFICATION

     The Company's Restated Certificate of Incorporation and Restated By-laws provide that the Company indemnifies its Directors and officers and may indemnify its employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "Delaware Law"). In addition, the Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware Law, the Directors are not personally liable to the Company and its stockholders for monetary damages for breach of fiduciary duty as Directors. This provision in the Restated Certificate of Incorporation does not eliminate the fiduciary duty as a Director, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware Law. Each Director is subject to liability for breach of the Director's duty of loyalty to the Company for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for any willful or negligent violation concerning the unlawful payment of dividends or the unlawful purchase or redemption of stock, and for any transaction from which the Director derived any improper personal benefit. This provision also does not affect a Director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company believes that these provisions assist the Company in attracting and retaining qualified individuals to serve as directors.

                              CERTAIN TRANSACTIONS

     On September 23, 1996, the Company entered into an Agreement to Nominate with Warburg, Pincus Capital Company, L.P. ("Warburg"), a stockholder of the Company, under which, commencing on October 16, 1996, the effective date of the Company's Registration Statement on Form S-1, at each meeting of the Company's stockholders at which directors are to be elected, the Company agreed to nominate, recommend the election by the Company's stockholders and use its best efforts to effect the election to the Board of Directors of the Company of (i) two individuals designated by Warburg, so long as Warburg beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 20% of the outstanding Common Stock of the Company and (ii) one individual designated by Warburg, so long as Warburg beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 10% or more, but less than 20%, of the outstanding Common Stock of the Company. Rodman W. Moorhead, III and James E. Thomas were nominated by the Company for election as directors at the 1997 Annual Meeting of Stockholders pursuant to the Agreement to Nominate.

     Pursuant to the provisions of the Class D Preferred Stock Purchase Agreement between the Company and HMRI, on October 22, 1996, the closing date of the Company's initial public offering, the Company sold to HMRI 333,333 shares of Common Stock at the initial public offering price of $15.00 per share for aggregate consideration of approximately $5 million. In addition, with respect to such shares, the Company granted to HMRI one demand registration right exercisable after the expiration of the 180-day "lock-up" period that commenced on October 16, 1996, the effective date of the Company's Registration Statement on Form S-1, on substantially the same terms and conditions as the rights contained in a certain Registration Rights Agreement by and among the Company and certain stockholders named therein.

     The Company entered into a three-year consulting agreement, dated November 1, 1996 (the "Consulting Agreement") with Peter Wirth, a director of the Company, pursuant to which he provides consulting services to the Company. Under the Consulting Agreement, Mr. Wirth was granted an option to purchase 15,000 shares of Common Stock at an exercise price of $15.00 per share vesting in three equal annual installments beginning on the first anniversary of the date of the Consulting Agreement. Mr. Wirth also receives an annual fee in the amount of $50,000 paid quarterly in arrears. In January 1997, the Company paid to Mr. Wirth $12,500 in fees for consulting services rendered to the Company in the fiscal year ended December 31, 1996.


     In May 1991, the Company issued to Richard F Selden, the President and Chief Executive Officer of the Company, a promissory note in the principal amount of $125,000. As amended in June 1993, interest accrues on the outstanding principal balance at a rate equal to one percent above the average yield for one-year United States Treasury Bills (approximately 6.78% during the year ended December 31, 1996) and is due and payable in arrears. The Company has deferred the payment of outstanding principal and interest accrued thereon since 1992. At December 31, 1996, the outstanding principal balance and interest accrued thereon was $139,641.


     The Company believes that all transactions with affiliates have been made on terms at least as favorable to the Company as could have been made for similar transactions with unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of June 30, 1997, regarding the ownership of the Company's Common Stock by (i) the only persons known by the Company to own more than five percent of the outstanding shares, (ii) all directors and nominees of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table (the "Named Executive Officers") and (iv) all directors and executive officers of the Company as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of June 30, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.


                                                             SHARES OF            PERCENTAGE OF
                                                            COMMON STOCK           COMMON STOCK
                                                            BENEFICIALLY           BENEFICIALLY
           NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED                  OWNED
----------------------------------------------------------  ------------     ------------------------
                                                                               BEFORE         AFTER
                                                                             OFFERING(1)     OFFERING
                                                                             -----------     --------
Warburg, Pincus Capital Company, L.P.(2)..................    5,929,486          34.6%         31.6%
  c/o E. M. Warburg, Pincus & Co. LLC 466 Lexington
  Avenue, 10th Floor New York, NY 10017-3147
Hoechst Marion Roussel, Inc.(3)...........................    2,187,408          13.1%         12.0%
  9300 Ward Parkway Kansas City, MO 64114-1405
Biotech Target S.A.(4)....................................    1,677,500          10.1%          9.2%
  c/o BB Biotech AG Vordergasse 3 8200 Schaffhausen
  CH/Switzerland
Christoph M. Adams, Ph.D.(5)..............................       23,785             *             *
William R. Miller(6)......................................       33,928             *             *
Rodman W. Moorhead, III(7)................................    5,929,486          34.6%         31.6%
Richard F Selden, M.D., Ph.D.(8)..........................      708,303           4.2%          3.9%
James E. Thomas(7)........................................    5,929,486          34.6%         31.6%
Douglas A. Treco, Ph.D.(9)................................      210,689           1.3%          1.2%
Peter Wirth...............................................            0             *             *
All directors and executive officers as a group (9
  individuals)(10)........................................    6,926,905          40.2%         36.8%


---------------
  * Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

 (1) Number of shares deemed outstanding includes 16,684,458 shares outstanding as of June 30, 1997, plus any shares subject to issuance upon exercise of options or warrants held by the person or entity in question that are currently exercisable or exercisable within 60 days after June 30, 1997.

 (2) The sole general partner of Warburg, Pincus Capital Company, L.P. ("Warburg") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co. LLC, a New York limited liability company ("EMW LLC"), through a wholly-owned subsidiary, manages Warburg. WP owns all of the outstanding stock of EMW LLC and, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. EMW LLC owns 0.9% of the limited partnership interests in Warburg. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. Rodman W. Moorhead, III, Chairman of the Board of Directors, and

     James E. Thomas, a director of the Company, are Managing Directors and members of EMW LLC and general partners of WP. As such, Messrs. Moorhead and Thomas may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg and WP. This includes 478,966 shares which may be acquired within 60 days of June 30, 1997 by each of Warburg, WP and EMW LLC upon the exercise of outstanding warrants. The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the Commission by Warburg, WP and EMW LLC on February 13, 1997. Each of Warburg, WP and EMW LLC reported beneficial ownership of and sole voting and dispositive power with respect to all of such shares. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

 (3) The information presented herein is as reported in, and based solely upon, a Schedule 13D/A filed with the Commission on January 9, 1997 by Hoechst Marion Roussel, Inc., a Delaware corporation ("HMRI"), and HMR Pharma, Inc., a Delaware corporation. HMR Pharma, a wholly owned subsidiary of Hoechst Aktiengesellschaft, a German corporation ("Hoechst AG"), beneficially owns 98.2% of the outstanding common stock of HMRI. HMRI reported beneficial ownership of and sole voting and dispositive power with respect to all of such shares. HMR Pharma disclaims beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act.


 (4) The information presented herein at June 30, 1997 is based solely upon a communication with BB Biotech AG, a Swiss corporation ("BB Biotech") on July 28, 1997. Biotech Target S.A., a Panamanian corporation ("Biotech Target"), is a wholly owned subsidiary of BB Biotech. Each of Biotech Target and BB Biotech beneficially owns and shares voting and dispositive power with respect to all of such shares. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act.


 (5) Includes 23,785 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Equity Incentive Plan.

 (6) Includes 5,000 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Equity Incentive Plan.

 (7) All of the shares indicated as owned by Messrs. Moorhead and Thomas are owned directly by Warburg and are included herein because of the affiliation of Messrs. Moorhead and Thomas with Warburg. Messrs. Moorhead and Thomas disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. See Note (2) above.

 (8) Includes 21,428 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Equity Incentive Plan.

 (9) Includes 4,285 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Equity Incentive Plan.

(10) Includes 75,212 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Equity Incentive Plan. Also includes 478,966 shares which may be acquired within 60 days of June 30, 1997 by each of Warburg, WP and EMW LLC upon the exercise of outstanding warrants.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. As of the date of this Prospectus, the Company had approximately 132 shareholders of record. Upon the closing of this offering, the Company will have 18,295,419 shares of Common Stock outstanding.


     The following summary contains an accurate description of the material terms of the Company's Common Stock and Preferred Stock. Such summary is subject to, and qualified in its entirety by, applicable law and by the provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. See "Additional Information."

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and other liabilities of the Company and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

WARRANTS

     The Company has issued warrants (the "Warrants") to various entities exercisable for an aggregate of 774,354 shares of Common Stock with exercise prices ranging from $6.22 to $7.78 per share and a weighted average exercise price of $7.52 per share, in each case subject to adjustment. The Warrants have expiration dates ranging to November 3, 1998. The holders of the Warrants are entitled to certain registration rights with respect to the Common Stock issuable upon the exercise thereof. See "Description of Capital Stock -- Registration Rights."

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 10,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. Upon the closing of this offering, no shares of Preferred Stock will be outstanding. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors and the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Company's Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's Restated Certificate of Incorporation also contains provisions obligating the Company to indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

     The Company's Restated Certificate of Incorporation and By-laws also provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of stockholders and that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the Company's outstanding voting securities is required to amend such provision. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company, particularly since special meetings of stockholders may be called only by the Board of Directors, the Chief Executive Officer or upon the request of the holders of 51% of the Company's voting securities. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     In addition, nomination for election to the Board of Directors at a meeting of stockholders may be made either (i) by the Board of Directors or (ii) by a stockholder who complies with certain notice provisions. The By-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for Board seats or such proposal, together with certain information about the nominee or any stockholder proposal prior to the meeting at which such director is to be elected or action os to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, but they may also have the effect of delaying action if the proper procedures are followed.

REGISTRATION RIGHTS

     Under the terms of a Registration Rights Agreement dated as of November 3, 1993 (as amended from time to time, the "Registration Rights Agreement") and subject to certain conditions, certain stockholders are entitled to certain rights with respect to registration under the Act of shares of Common Stock received upon conversion of Preferred Stock in connection with the Company's initial public offering ("Registrable Shares"). If the Company proposes to register any of its securities under the Act, either for its own account or for the account of other security holders, the Company is required under the Registration Rights Agreement to use its best efforts to include such holders' Registrable Shares in such registration, subject to such reduction as may be required by the Company's underwriters. In addition, subject to certain conditions, the holders of not less than 30% of the Registrable Shares may require the Company on not more than two occasions to file a registration statement under the Act with respect to such registrable securities.

     In addition, HMRI has one demand registration right with respect to the 333,333 shares of the Company's Common Stock that it purchased upon the closing of the Company's initial public offering in October 1996.

     Pursuant to the provisions of the Registration Rights Agreement, the rights to include any Registrable Securities in this offering have been waived.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Boston EquiServe.

                              PLAN OF DISTRIBUTION


     The Shares offered hereby are being offered for sale directly by the Company to a limited number of accredited institutional investors and affiliates of such accredited institutional investors in minimum purchase amounts of 500,000 shares, subject to the waiver of this minimum by the Company in its sole discretion. The price of the Shares offered hereby will be determined through negotiations between the Company and prospective purchasers of the Shares. Pacific Growth Equities, Inc. has been retained to act, on a best efforts basis, as an agent (the "Placement Agent") for the Company in arranging sales of shares to be sold in the offering. The Placement Agent is not obligated to purchase any of the shares offered hereby. No investor funds will be accepted prior to the effectiveness of the Registration Statement. There can be no assurance that the Company will be successful in selling any or all of the Shares offered hereby.



     The Company has agreed to pay to the Placement Agent a fee in the amount of
$          with respect to the sale of certain of the shares offered hereby. The
Company has also agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act.


     The Chief Executive Officer and Chief Financial Officer of the Company, with the assistance of other officers as needed, will participate in the sale of the Shares to the purchasers. These participants, who will not receive any compensation for these activities, will not be deemed to be brokers pursuant to Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. The Company does not expect to offer or sell Shares in any state whose securities laws would require that the Shares only be sold through licensed brokers or dealers.

                                 LEGAL MATTERS

     The validity of the Common Stock to be issued in this offering is being passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements of Transkaryotic Therapies, Inc. at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such reports and other information can also be reviewed through the Commission's Web site (http://www.sec.gov).

     Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-1 and the exhibits thereto filed with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any document or contract are qualified in their entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. For further information pertaining to the Company and the shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission of 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                         TRANSKARYOTIC THERAPIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors........................................................   F-2
Balance Sheets as of December 31, 1995 and 1996, March 31, 1997 (unaudited)...........   F-3
Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and the
  three months ended March 31, 1996 and 1997 (unaudited)..............................   F-4
Statements of Stockholders' Equity for the period January 1, 1994 through December 31,
  1996 and the three months ended March 31, 1997 (unaudited)..........................   F-5
Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996, and the
  three months ended March 31, 1996 and 1997 (unaudited)..............................   F-6
Notes to Financial Statements.........................................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Transkaryotic Therapies, Inc.

     We have audited the accompanying balance sheets of Transkaryotic Therapies, Inc. (the Company) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transkaryotic Therapies, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Boston, Massachusetts
February 14, 1997

                         TRANSKARYOTIC THERAPIES, INC.

                                 BALANCE SHEETS

                                                               DECEMBER 31,            MARCH 31,
                                                        ---------------------------   ------------
                                                            1995           1996           1997
                                                        ------------   ------------   ------------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................ $ 11,539,531   $ 10,414,412   $  6,166,974
  Marketable securities................................   22,945,311     75,840,830     76,752,281
  Prepaid expenses and other current assets............       97,010        817,812        514,107
                                                        ------------   ------------   ------------
          Total current assets.........................   34,581,852     87,073,054     83,433,362
Property and equipment, net............................    3,998,653      3,237,402      3,180,941
Other assets...........................................      637,014        687,969        696,119
                                                        ------------   ------------   ------------
                                                        $ 39,217,519   $ 90,998,425   $ 87,310,422
                                                        ============   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................... $    515,335   $    612,026   $    672,962
  Accrued expenses.....................................      541,352        651,944        588,299
                                                        ------------   ------------   ------------
          Total current liabilities....................    1,056,687      1,263,970      1,261,261
Other long-term liabilities............................      179,200         89,600         67,199
Redeemable preferred stock, $1.00 par value; 3,000
  shares authorized, issued and outstanding at December
  31, 1995, no shares authorized, issued and
  outstanding at December 31, 1996 and March 31,
  1997.................................................    4,440,273             --             --
Stockholders' equity:
  Preferred stock, $1.00 par value, 3,813,386 shares
     authorized at December 31, 1995 and 10,000,000
     shares authorized at December 31, 1996 and March
     31, 1997; 2,943,669 shares issued and outstanding
     at December 31, 1995 and no shares issued and
     outstanding at December 31, 1996 and March 31,
     1997..............................................    2,943,669             --             --
  Common stock, $.01 par value; 15,000,000 shares
     authorized at December 31, 1995 and 30,000,000
     shares authorized at December 31, 1996 and March
     31, 1997; 5,197,662, 16,614,273 and 16,660,551
     shares issued and outstanding at December 31, 1995
     and 1996 and March 31, 1997, respectively.........       51,977        166,143        166,606
Additional paid-in capital.............................   58,330,976    131,795,736    131,363,952
Accumulated deficit....................................  (25,143,705)   (37,115,670)   (40,909,125)
Deferred compensation..................................   (1,243,897)    (5,217,604)    (4,513,121)
Unrealized gain (loss) on marketable securities........       42,612         16,250       (126,350)
Accretion of redeemable preferred stock dividends......   (1,440,273)            --             --
                                                        ------------   ------------   ------------
          Total stockholders' equity...................   33,541,359     89,644,855     85,981,962
                                                        ------------   ------------   ------------
                                                        $ 39,217,519   $ 90,998,425   $ 87,310,422
                                                        ============   ============   ============

                See accompanying Notes to Financial Statements.

                         TRANSKARYOTIC THERAPIES, INC.

                            STATEMENTS OF OPERATIONS

                                                                                FOR THE THREE MONTHS
                                           YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                   ----------------------------------------   -------------------------
                                      1994          1995           1996          1996          1997
                                   -----------   -----------   ------------   -----------   -----------
                                                                                     (UNAUDITED)
License and research revenues
  from Hoechst Marion Roussel,
  Inc............................  $10,000,000   $15,400,000   $  4,225,000   $ 1,837,500   $   300,000
Operating expenses:
  Research and development.......    9,125,732    10,528,615     14,018,852     2,904,901     3,832,495
  General and administrative.....    4,690,399     3,827,995      4,728,861       764,996     1,401,628
                                   -----------   -----------   ------------   -----------   -----------
                                    13,816,131    14,356,610     18,747,713     3,669,897     5,234,123
                                   -----------   -----------   ------------   -----------   -----------
Income (loss) from operations....   (3,816,131)    1,043,390    (14,522,713)   (1,832,397)   (4,934,123)
Interest income, net.............      394,530     1,116,081      2,550,748       462,774     1,140,668
                                   -----------   -----------   ------------   -----------   -----------
Income (loss) before provision
  for income taxes...............   (3,421,601)    2,159,471    (11,971,965)   (1,369,623)   (3,793,455)
Provision for income taxes.......           --        85,000             --            --            --
                                   -----------   -----------   ------------   -----------   -----------
Net income (loss)................  $(3,421,601)  $ 2,074,471   $(11,971,965)  $(1,369,623)  $(3,793,455)
                                   ===========   ===========   ============   ===========   ===========
Net income (loss) per share (pro
  forma in 1995 and 1996)........                $      0.14   $      (0.81)  $     (0.10)  $     (0.23)
                                                 ===========   ============   ===========   ===========
Shares used in computing net
  income (loss) per share (pro
  forma in 1995 and 1996)........                 14,632,870     14,723,363    14,255,303    16,640,887
                                                 ===========   ============   ===========   ===========

                         TRANSKARYOTIC THERAPIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                           CUMULATIVE
                                            PREFERRED STOCK           COMMON STOCK         ADDITIONAL     ACCRETION OF
                                        -----------------------   ---------------------      PAID-IN       PREFERRED
                                          SHARES       AMOUNT       SHARES      AMOUNT       CAPITAL         STOCK
                                        ----------   ----------   ----------   --------   -------------   ------------
BALANCE AT JANUARY 1, 1994............   1,068,313   $1,068,313    5,294,101   $ 52,941   $  30,841,863   $ (1,020,273)
Issuance of convertible preferred
 stock................................     280,367      280,367           --         --       4,455,053             --
Repurchase of common stock............                              (122,342)    (1,223)        (99,008)            --
Deferred compensation related to
 restricted stock and stock options
 granted..............................          --           --           --         --         535,667             --
Compensation expense related to equity
 issuances............................          --           --           --         --              --             --
Redeemable preferred stock dividend
 accretion............................          --           --           --         --              --       (210,000)
Unrealized loss on marketable
 securities...........................          --           --           --         --              --             --
Net loss..............................          --           --           --         --              --             --
                                        ----------   ----------   ----------   --------   -------------    -----------
BALANCE AT DECEMBER 31, 1994..........   1,348,680    1,348,680    5,171,759     51,718      35,733,575     (1,230,273)
Issuance of convertible preferred
 stock................................   1,594,989    1,594,989                              22,524,334
Issuance of common stock..............          --           --       30,957        310             (69)            --
Repurchase of common stock............          --           --       (5,054)       (51)             11             --
Deferred compensation related to
 restricted stock and stock options
 granted..............................          --           --           --         --          73,125             --
Compensation expense related to equity
 issuances............................          --           --           --         --              --             --
Redeemable preferred stock dividend
 accretion............................          --           --           --         --              --       (210,000)
Unrealized gain on marketable
 securities...........................          --           --           --         --              --             --
Net income............................          --           --           --         --              --             --
                                        ----------   ----------   ----------   --------   -------------    -----------
BALANCE AT DECEMBER 31, 1995..........   2,943,669    2,943,669    5,197,662     51,977      58,330,976     (1,440,273)
Issuance of convertible preferred
 stock................................   1,133,589    1,133,589           --         --      22,387,828             --
Redeemable preferred stock dividend
 accretion............................          --           --           --         --              --       (157,500)
Conversion of preferred stock into
 common stock.........................  (4,077,258)  (4,077,258)   8,585,455     85,855       6,991,403      1,597,773
Issuance of common stock..............          --           --    2,833,587     28,335      39,031,822             --
Repurchase of common stock............          --           --       (2,431)       (24)              5             --
Deferred compensation related to
 restricted stock and stock options
 granted..............................          --           --           --         --       5,053,702             --
Compensation expense related to equity
 issuances............................          --           --           --         --              --             --
Unrealized loss on marketable
 securities...........................          --           --           --         --              --             --
Net loss..............................          --           --           --         --              --             --
                                        ----------   ----------   ----------   --------   -------------    -----------
BALANCE AT DECEMBER 31, 1996..........          --           --   16,614,273    166,143     131,795,736             --
Issuance of common stock
 (unaudited)..........................          --           --       47,059        471             293             --
Repurchase of common stock
 (unaudited)..........................          --           --         (781)        (8)         (7,293)            --
Reversal of deferred compensation
 related to forfeited restricted stock
 and stock options granted, net
 (unaudited)..........................          --           --           --         --        (424,784)            --
Compensation expense related to equity
 issuances (unaudited)................          --           --           --         --              --             --
Unrealized loss on marketable
 securities (unaudited)...............          --           --           --         --              --             --
Net loss (unaudited)..................          --           --           --         --              --             --
                                        ----------   ----------   ----------   --------   -------------    -----------
BALANCE AT MARCH 31, 1997
 (UNAUDITED)..........................          --   $       --   16,660,551   $166,606   $ 131,363,952   $         --
                                        ==========   ==========   ==========   ========   =============    ===========

                                                                      UNREALIZED
                                                                         GAIN
                                                                      (LOSS) ON        TOTAL
                                        ACCUMULATED      DEFERRED     MARKETABLE   STOCKHOLDERS'
                                          DEFICIT      COMPENSATION   SECURITIES      EQUITY
                                        ------------   ------------   ----------   -------------
BALANCE AT JANUARY 1, 1994............  $(23,796,575)  $(1,422,431)   $       --    $  5,723,838
Issuance of convertible preferred
 stock................................            --            --            --       4,735,420
Repurchase of common stock............            --            --            --        (100,231)
Deferred compensation related to
 restricted stock and stock options
 granted..............................            --      (535,667)           --              --
Compensation expense related to equity
 issuances............................            --       365,074            --         365,074
Redeemable preferred stock dividend
 accretion............................            --            --            --        (210,000)
Unrealized loss on marketable
 securities...........................            --            --       (19,248)        (19,248)
Net loss..............................    (3,421,601)           --            --      (3,421,601)
                                        ------------   -----------    ----------    ------------
BALANCE AT DECEMBER 31, 1994..........   (27,218,176)   (1,593,024)      (19,248)      7,073,252
Issuance of convertible preferred
 stock................................                                                24,119,323
Issuance of common stock..............            --            --            --             241
Repurchase of common stock............            --            --            --             (40)
Deferred compensation related to
 restricted stock and stock options
 granted..............................            --       (73,125)           --              --
Compensation expense related to equity
 issuances............................            --       422,252            --         422,252
Redeemable preferred stock dividend
 accretion............................            --            --            --        (210,000)
Unrealized gain on marketable
 securities...........................            --            --        61,860          61,860
Net income............................     2,074,471            --            --       2,074,471
                                        ------------   -----------    ----------    ------------
BALANCE AT DECEMBER 31, 1995..........   (25,143,705)   (1,243,897)       42,612      33,541,359
Issuance of convertible preferred
 stock................................            --            --            --      23,521,417
Redeemable preferred stock dividend
 accretion............................            --            --            --        (157,500)
Conversion of preferred stock into
 common stock.........................            --            --            --       4,597,773
Issuance of common stock..............            --            --            --      39,060,157
Repurchase of common stock............            --            --            --             (19)
Deferred compensation related to
 restricted stock and stock options
 granted..............................            --    (5,053,702)           --              --
Compensation expense related to equity
 issuances............................            --     1,079,995            --       1,079,995
Unrealized loss on marketable
 securities...........................            --            --       (26,362)        (26,362)
Net loss..............................   (11,971,965)           --            --     (11,971,965)
                                        ------------   -----------    ----------    ------------
BALANCE AT DECEMBER 31, 1996..........   (37,115,670)   (5,217,604)       16,250      89,644,855
Issuance of common stock
 (unaudited)..........................            --            --            --             764
Repurchase of common stock
 (unaudited)..........................            --            --            --          (7,301)
Reversal of deferred compensation
 related to forfeited restricted stock
 and stock options granted, net
 (unaudited)..........................            --       424,784            --              --
Compensation expense related to equity
 issuances (unaudited)................            --       279,699            --         279,699
Unrealized loss on marketable
 securities (unaudited)...............            --            --      (142,600)       (142,600)
Net loss (unaudited)..................    (3,793,455)           --            --      (3,793,455)
                                        ------------   -----------    ----------    ------------
BALANCE AT MARCH 31, 1997
 (UNAUDITED)..........................  $(40,909,125)  $(4,513,121)   $ (126,350)   $ 85,981,962
                                        ============   ===========    ==========    ============

                See accompanying Notes to Financial Statements.

                         TRANSKARYOTIC THERAPIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                         THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                     MARCH 31,
                                       -------------------------------------------   --------------------------
                                           1994           1995           1996            1996          1997
                                       ------------   ------------   -------------   ------------   -----------
                                                                                            (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)....................  $ (3,421,601)  $  2,074,471   $ (11,971,965)  $ (1,369,623)  $(3,793,455)
Adjustments to reconcile net income
  (loss) to net cash provided by
  (used for) operating activities:
  Depreciation and amortization......     1,252,734      1,488,318       1,574,953        383,785       398,160
  Compensation expense related to
    equity issuances.................       365,074        422,252       1,079,995        108,000       279,699
Changes in operating assets and
  liabilities:
  Decrease (increase) in prepaid
    expenses and other current
    assets...........................       434,035        171,138        (720,802)      (160,310)      303,705
  Increase (decrease) in accounts
    payable..........................      (820,943)       162,650          96,691        (29,922)       60,936
  Increase (decrease) in accrued
    expenses.........................       276,988          2,521          20,992       (237,257)      (63,645)
                                       ------------   ------------   -------------   -------------  -----------
Net cash provided by (used for)
  operating activities...............    (1,913,713)     4,321,350      (9,920,136)    (1,305,327)   (2,814,600)
                                       ------------   ------------   -------------   -------------  -----------
INVESTING ACTIVITIES:
Proceeds from sales of marketable
  securities.........................     6,821,432     41,850,807      63,870,842      5,090,893    11,984,683
Purchases of marketable securities...    (9,414,673)   (59,761,766)   (116,792,723)   (10,643,403)  (13,038,734)
Purchase of property and equipment...    (2,837,450)      (558,243)       (778,757)      (180,553)     (331,349)
Decrease (increase) in other
  assets.............................       (86,157)        59,012         (85,900)       (15,011)      (40,901)
                                       ------------   ------------   -------------   -------------  -----------
Net cash used in investing
  activities.........................    (5,516,848)   (18,410,190)    (53,786,538)    (5,748,074)   (1,426,301)
                                       ------------   ------------   -------------   -------------  -----------
FINANCING ACTIVITIES:
Issuance of convertible preferred
  stock..............................     4,735,420     24,119,323      23,521,417             --            --
Issuance (repurchase) of common
  stock, net of expenses.............      (100,231)           201      39,060,138             --        (6,537)
Repayments of bank debt..............      (399,202)    (1,097,945)             --             --            --
Proceeds from bank debt..............     1,447,147             --              --             --            --
                                       ------------   ------------   -------------   -------------  -----------
Net cash provided by financing
  activities.........................     5,683,134     23,021,579      62,581,555             --        (6,537)
                                       ------------   ------------   -------------   -------------  -----------
Net increase (decrease) in cash and
  cash equivalents...................    (1,747,427)     8,932,739      (1,125,119)    (7,053,401)   (4,247,438)
Cash and cash equivalents at
  beginning of period................     4,354,219      2,606,792      11,539,531     11,539,531    10,414,412
                                       ------------   ------------   -------------   -------------  -----------
Cash and cash equivalents at end of
  period.............................  $  2,606,792   $ 11,539,531   $  10,414,412   $  4,486,130   $ 6,166,974
                                       ============   ============   =============   =============  ===========

                See Accompanying Notes to Financial Statements.

                         TRANSKARYOTIC THERAPIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Transkaryotic Therapies, Inc. (the "Company") is a biopharmaceutical company engaged in the development and commercialization of therapeutic proteins and gene therapy products for the long-term treatment and cure of a broad range of human diseases. During 1996, the Company completed its initial public offering of common stock, filed its second Investigational New Drug application with the U. S. Food and Drug Administration and made progress in the development of a number of its programs. As a result, the Company has determined that it is no longer in its development stage.

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulations S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial condition, results of operations and cash flows for the periods presented. The results of operations for the interim period ended March 31, 1997 are not necessarily indicative of the results to be expected for the year ended December 31, 1997.

2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

     Cash and cash equivalents include funds held in investments with original maturities of three months or less. Marketable securities consist of investments in agencies of the U.S. government and investment grade corporate notes. The fair values for marketable securities are based on quoted market prices.

     The Company determines the appropriate classification of cash equivalents and marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company has classified such holdings as available-for-sale securities, which are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of temporary cash investments. The Company maintains cash and cash equivalents with high-credit-quality financial institutions and limits the amount of credit exposure to any one institution.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of the respective asset, ranging from three to five years. Leasehold improvements are stated at cost and are amortized using the straight-line method over the term of the lease.

STOCK-BASED COMPENSATION

     The Company accounts for qualified stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and, accordingly, recognizes no compensation expense for the issue thereof. For certain non-qualified stock options granted, the Company recognizes as compensation expense the excess of the deemed fair value of the common stock issuable upon

                         TRANSKARYOTIC THERAPIES, INC.

exercise over the aggregate exercise price of such options. The compensation is amortized over the vesting period of each option or the recipient's term of employment, if shorter.

     The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (FAS 123), and will continue to account for its stock options plans in accordance with the provisions of APB 25.

LICENSE AND RESEARCH REVENUE

     Revenues from collaborative agreements are recognized as earned upon either the execution of the underlying license agreement, the incurrence of reimbursable expenses or the achievement of certain milestones.

INCOME TAXES

     Deferred tax assets are determined based on differences between financial reporting and income tax bases of assets and liabilities, as well as net operating loss carryforwards, and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

NET INCOME (LOSS) PER SHARE

     For all periods subsequent to the Company's initial public offering in October 1996, historical net loss per share is computed using the weighted average number of common shares outstanding.

     Pro forma net income (loss) per share is computed using the weighted average number of common shares, convertible preferred shares assuming conversion at date of issuance, and dilutive equivalent shares from stock options and warrants using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission, shares and equivalent shares issued by the Company during the twelve-month period prior to the initial public offering of the Company's common stock have been included in the calculations as if they were outstanding for all periods prior to the initial public offering in October 1996 whether or not they are anti-dilutive. Historical earnings per share have not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that occurred in connection with the initial public offering.

ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share", which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The impact is not expected to result in a change in basic loss per share for the first quarter ended March 31, 1997 or in the pro forma basic loss per share for the first quarter ended March 31, 1996. The impact of Statement 128 on the calculation of fully diluted earnings per share for these quarters is not expected to be material.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes criteria for the recognition and measurement of impairment loss associated with long-lived assets. The Company adopted this standard in the first quarter of 1996. Adoption of this standard did not have a material impact on the Company's financial position or results of operations.

                         TRANSKARYOTIC THERAPIES, INC.

FINANCIAL STATEMENT RECLASSIFICATIONS

     Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 presentation.

3.  MARKETABLE SECURITIES

     The following is a summary of available-for-sale securities:

                                                           GROSS          GROSS         ESTIMATED
                                                         UNREALIZED     UNREALIZED        FAIR
                                            COST           GAINS          LOSSES          VALUE
                                         -----------     ----------     ----------     -----------
    December 31, 1995..................  $29,750,091      $ 44,886       $  (2,274)    $29,792,703
                                         ===========       =======        ========     ===========
    December 31, 1996..................  $82,807,773      $ 38,999       $ (22,749)    $82,824,023
                                         ===========       =======        ========     ===========

     These securities are classified in the accompanying balance sheet as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Cash equivalents..........................................  $ 6,847,392     $ 6,983,193
    Marketable securities.....................................   22,945,311      75,840,830
                                                                -----------     -----------
                                                                $29,792,703     $82,824,023
                                                                ===========     ===========

     Maturities of marketable securities held at December 31, 1996 are as follows:

                Less than one year..............................  $77,716,798
                One through three years.........................    5,107,225
                                                                  -----------
                                                                  $82,824,023
                                                                  ===========

4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1996
                                                                  ----------     ----------
    Leasehold improvements......................................  $5,015,967     $5,072,136
    Laboratory equipment........................................   2,386,082      2,844,089
    Office furniture and equipment..............................     927,390      1,172,154
                                                                  ----------     ----------
                                                                   8,329,439      9,088,379
    Less accumulated depreciation and amortization..............   4,330,786      5,850,977
                                                                  ----------     ----------
                                                                  $3,998,653     $3,237,402
                                                                  ==========     ==========

     Depreciation and amortization expense on property and equipment was $1,233,000, $1,463,000 and $1,540,000 in 1994, 1995 and 1996, respectively.

                         TRANSKARYOTIC THERAPIES, INC.

5.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1996
                                                                     --------     --------
    Salaries and benefits..........................................  $177,937     $341,546
    Professional fees..............................................   157,815      182,298
    Deferred rent..................................................    89,600       89,600
    Income taxes payable...........................................    85,000           --
    Other..........................................................    31,000       38,500
                                                                     --------     --------
                                                                     $541,352     $651,944
                                                                     ========     ========

6.  BANK DEBT

     In February 1995, the Company repaid all outstanding bank debt.

7.  REDEEMABLE PREFERRED STOCK

     Upon the closing of the initial public offering of the Company's common stock in October 1996, redeemable preferred stock and all rights to accrued dividends thereon, totaling $4,598,000, were automatically converted into 200,000 shares of common stock of the Company.

8.  STOCKHOLDERS' EQUITY

PREFERRED STOCK

     All shares of preferred stock outstanding prior to the initial public offering of the Company's common stock were automatically converted into 8,785,455 shares of common stock as of the date of the offering. In July 1996, the Board of Directors authorized 10,000,000 shares of undesignated preferred stock, par value of $.01 per share, none of which were issued or outstanding at December 31, 1996.

COMMON STOCK

     In July 1996, the Board of Directors authorized an increase in the number of authorized shares of common stock to 30,000,000. In October 1996, the Company completed an initial public offering of its common stock by selling 2,500,000 shares at $15 per share, resulting in net proceeds to the Company of approximately $34,100,000. On the same date, the Company sold 333,333 shares of its common stock to Hoechst Marion Roussel, Inc. ("HMRI") for total proceeds of $5,000,000.

STOCK COMPENSATION PLANS

     The Company has adopted several stock compensation plans which provide for the issuance of incentive and nonqualified stock options, stock appreciation rights, restricted stock, long-term performance awards and stock grants to employees, Directors and consultants of the Company at prices determined by the Board of Directors. At December 31, 1996, approximately 2,500,000 shares of common stock have been reserved for issuance under the plans. Options vest ratably over periods ranging from three to six years and are exercisable for ten years from the date of grant.

                         TRANSKARYOTIC THERAPIES, INC.

     Stock option activity under the plans is as follows:

                                         1994                     1995                     1996
                                 --------------------     --------------------     --------------------
                                             WEIGHTED                 WEIGHTED                 WEIGHTED
                                             AVERAGE                  AVERAGE                  AVERAGE
                                             EXERCISE                 EXERCISE                 EXERCISE
                                 SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                 -------     --------     -------     --------     -------     --------
Outstanding at January 1.......   60,120      $ 0.01      163,344      $ 0.01      136,344      $ 0.01
Granted........................  105,222        0.01       13,339        0.01      792,968        0.42
Exercised......................       --        0.01       (7,660)       0.01         (288)       0.01
Canceled.......................    1,998        0.01      (32,679)       0.01      (22,713)       0.01
                                 -------       -----      -------       -----      -------       -----
Outstanding at December 31.....  163,344      $ 0.01      136,344      $ 0.01      906,311      $ 0.36
                                 =======       =====      =======       =====      =======       =====
Options exercisable
  at December 31...............    5,414      $ 0.01       27,519      $ 0.01       50,578      $ 0.01
                                 =======       =====      =======       =====      =======       =====
Weighted average fair value per
  share of options granted
  during the year..............               $ 4.15                   $ 6.22                   $ 6.59
                                               =====                    =====                    =====

     The exercise price and life information in regard to significant option groups outstanding at December 31, 1996 is as follows:

                 WEIGHTED
                  AVERAGE
                 REMAINING
  NUMBER        CONTRACTUAL     EXERCISE       NUMBER
OUTSTANDING     LIFE (YRS.)      PRICE       EXERCISABLE
-----------     -----------     --------     -----------
886,911..           8.66         $ 0.01         50,578
15,000...           9.84          15.00             --
    4,400           9.93          21.94             --
  906,311                                       50,578

     Pursuant to the requirements of FAS 123, the following are the pro forma net income (loss) and net income (loss) per share for 1995 and 1996, as if the compensation cost for the options had been determined based on the fair value at the grant date for grants in 1995 and 1996, consistent with the provisions of FAS 123:

                                                   1995                            1996
                                        --------------------------     -----------------------------
                                        AS REPORTED     PRO FORMA      AS REPORTED       PRO FORMA
                                        -----------     ----------     ------------     ------------
Net income (loss).....................  $ 2,074,000     $2,080,000     $(11,972,000)    $(12,783,000)
Net income (loss) per share...........        $0.14          $0.14           $(0.81)          $(0.87)

     The fair value of options issued pursuant to the plans at the date of grant were estimated using the Minimum Value method for options granted prior to the initial public offering and the Black-Scholes model for options granted subsequent to the initial public offering. The estimation of the fair value of these options at the date of grant used the following assumptions:

                                                                 1995            1996
                                                              -----------     -----------
    Expected life (years)...................................    2.5-7.5         2.5-7.5
    Interest rate...........................................  5.90%-7.85%     5.79%-6.30%
    Volatility..............................................      N/A            0.65
    Forfeiture rate.........................................     10.0%           10.0%

                         TRANSKARYOTIC THERAPIES, INC.

     The Company's volatility for the period prior to the initial public offering was not used in the calculation of the fair value of the options. The Company has never declared or paid dividends on any of its capital stock and does not expect to in the foreseeable future.

     The effects on 1995 and 1996 pro forma net income (loss) and net income
(loss) per share of expensing the estimated fair value of stock options issued are not necessarily representative of the effects on reporting the results of operations for future years as the period presented include only one year and two years, respectively, of option grants.

STOCK WARRANTS

     In conjunction with various debt and equity financings, the Company issued warrants to purchase 817,000 shares of common stock at prices ranging from $6.22 to $7.78 per share. The warrants expire at various times through November 1998. The Company has reserved shares of common stock for issuance upon the exercise of these stock warrants.

9.  LICENSE AND RESEARCH AGREEMENTS

     In May 1994 and March 1995, the Company entered into license and stock purchase agreements with HMRI, whereby HMRI was granted exclusive rights to make, use and sell worldwide two therapeutic products produced under patent rights and technologies owned by the Company. Under the terms of the agreements, the Company received $10,000,000 in each of 1994 and 1995 as non-refundable licensing fees. In 1995, the Company also received a milestone payment of $2,000,000 for successful completion of certain research. In each of 1995 and 1996, the Company received $3,400,000 for contract research funding under these agreements. As part of these agreements, HMRI may make additional payments of up to $76,000,000 upon achievement of certain development milestones.

     The Company has entered into licensing agreements with various universities and research organizations. Under the terms of these agreements, the Company is required to make payments of nonrefundable license fees and royalties on future sales of products employing the technology.

10.  EMPLOYEE RETIREMENT PLAN AND OTHER BENEFITS

     The Company maintains a qualified defined contribution plan covering substantially all employees who have completed at least six months of service to the Company. The Company matches 50% of employee contributions, up to 5% of compensation. Employer contributions vest ratably over five years after the first year of service by the employee. The related expense was $57,000, $83,000 and $91,000 in 1994, 1995 and 1996, respectively.

     In 1994, a former officer and director's association with the Company terminated. As part of the separation agreement, the Company repurchased 16,071 shares of its common stock, forgave loans and related interest and made other payments, which resulted in a charge against results of operations of $544,000.

11.  INCOME TAXES

     Except for 1995, the Company has incurred operating losses. Since the Company expects that it will continue to incur substantial losses for at least several years, no tax benefit for the prior operating losses or other deferred tax assets has been provided given the uncertainty regarding their utilization.

     At December 31, 1996, the Company had net operating loss carryforwards of approximately $32,000,000 and research and development tax credits of $2,635,000, which expire through 2011. During 1995, the Company utilized approximately $1,600,000 of tax benefits from net operating loss carryforwards to offset all but $85,000 of the current year tax provision. The future utilization of these carryforwards is subject to an

                         TRANSKARYOTIC THERAPIES, INC.

annual limitation when a cumulative change in stock ownership of more than 50% occurs over a three year period. The Company believes that such ownership changes have occurred and because of this limitation, it is possible that taxable income in future years, which would otherwise be offset by net operating losses, will not be offset and, therefore, will be subject to tax.

     Significant components of the Company's deferred tax assets are as follows:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1995             1996
                                                              ------------     ------------
    Deferred tax assets:
      Net operating loss carryforwards......................  $  9,397,000     $ 13,800,000
      Research and development tax credits..................     2,479,000        2,635,000
      Depreciation..........................................       752,000        1,068,000
      Other.................................................        40,000          186,000
                                                              ------------     ------------
    Total deferred tax assets...............................    12,668,000       17,689,000
    Valuation allowance.....................................   (12,668,000)     (17,689,000)
                                                              ------------     ------------
    Net deferred tax assets.................................  $         --     $         --
                                                              ============     ============

12.  COMMITMENTS AND CONTINGENCIES

     In April 1997, Amgen Inc. filed a civil action in the U.S. District Court in Massachusetts against the Company and HMRI. The complaint in the action alleges that Gene Activated Erythropoietin ("GA-EPO") and processes for producing GA-EPO infringe Amgen's U.S. Patent Numbers 5,547,933, 5,618,698, and 5,621,080 and requests that TKT and HMRI be enjoined from making, using, or selling GA-EPO and that the court award Amgen monetary damages. In May 1997, TKT and HMRI filed a "Motion To Dismiss, Or, In The Alternative, For Summary Judgment" stating that under 35 U.S.C. sec. 271(e)(1), TKT's and HMRI's activities do not constitute patent infringement and further stating that "(n)either the product created by TKT nor the process used by TKT and HMR, infringes any valid claim of any of the Amgen patents in suit." In July 1997, the court denied TKT's and HMRI's motion and stated that the motion instead should be refiled as a Motion for Summary Judgment.

     Pursuant to the Amended and Restated License Agreement, dated March 1, 1995, by and between HMRI and the Company, HMRI has assumed the cost of defense of the suit by Amgen. The Company will reimburse HMRI for its share of litigation expenses, as defined, from future royalties received from the sale of GA-EPO. The Company and HMRI believe that they have substantial defenses to the allegations in the complaint and expect that their position will be thoroughly vindicated in court.

     The Company can provide no assurance as to the outcome of this litigation. A decision by the court in Amgen's favor, including the issuance of an injunction against the making, use or sale of GA-EPO by the Company and HMRI in the United States, or any other conclusion of the litigation in a manner adverse to the Company and HMRI, would have a material adverse effect on the Company's business, financial condition, and results of operations.

                         TRANSKARYOTIC THERAPIES, INC.

     The Company leases its facilities under operating leases which expire through 2001, subject to renewal provisions. Future annual minimum payments under all noncancelable operating leases are as follows:

                  YEAR ENDED:
                  -----------------------------------------------
                  1997...........................................  $1,156,000
                  1998...........................................   1,148,000
                  1999...........................................     117,000
                  2000...........................................     117,000
                  2001...........................................     117,000
                  Thereafter.....................................      19,000
                                                                   ----------
                                                                   $2,674,000
                                                                   ==========

     Rent expense was $1,087,000, $992,000 and $1,068,000 in 1994, 1995 and
1996, respectively.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary....................      3
Risk Factors..........................      7
Use of Proceeds.......................     15
Dividend Policy.......................     15
Price Range of Common Stock...........     15
Capitalization........................     16
Dilution..............................     17
Selected Financial Data...............     18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     19
Business..............................     22
Management............................     38
Certain Transactions..................     45
Principal Stockholders................     46
Description of Capital Stock..........     48
Plan of Distribution..................     51
Legal Matters.........................     52
Experts...............................     52
Additional Information................     52
Index to Financial Statements.........    F-1

======================================================

======================================================
                                1,000,000 SHARES
                                      LOGO

                         TRANSKARYOTIC THERAPIES, INC.
                            ------------------------
                                   PROSPECTUS
                                      , 1997
                            ------------------------
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:


    SEC registration fee....................................................    $ 15,607
    NASD Filing Fee.........................................................       5,669
    Nasdaq National Market Additional Listing Fee...........................      17,500
    Blue Sky fees and expenses..............................................       3,000
    Printing and engraving expenses.........................................       8,000
    Accounting fees and expenses............................................      25,000
    Legal fees and expenses.................................................      30,000
    Transfer Agent and Registrar fees.......................................       5,000
    Miscellaneous...........................................................      10,224
                                                                                --------
    Total...................................................................    $120,000
                                                                                ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits the Registrant to indemnify directors, officers, employees and agents of the Registrant against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of the Registrant, and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him in connection with any such action, suit or proceeding, if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the Registrant.

     Article VII of the Registrant's Amended and Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined.

     Article VIII of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become a director or officer of the Registrant, or is or was serving, or has agreed to serve at the request of the Registrant as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article VIII is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article VIII further permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of the Registrant and such rights may be equivalent to, or greater or less than, those set forth in Article VIII. Article VIII further permits the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Registrant against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Registrant would have the power to indemnify against such liability under the provisions set forth in Article VIII.

     Article VIII, Section 8 of the Registrant's By-Laws provides that the Registrant shall indemnify any and all of its directors or officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information is furnished with regard to all securities issued by the Registrant within the past three years which were not registered under the Securities Act:

     (a) Issuances of Capital Stock

     Since July 23, 1994, the Registrant has sold and issued the following unregistered securities:

          On March 1, 1995, the Registrant sold an aggregate of 523,560 shares of Class E Preferred Stock to HMRI at a purchase price of $19.10 per share for an aggregate consideration of $10,000,000 in connection with a second License Agreement relating to joint research and development between the Company and HMRI.

          On October 26, 1995 and December 4, 1995, the Registrant sold an aggregate of 1,071,429 shares of Class F Preferred Stock to certain investors at a purchase price of $14.00 per share for an aggregate consideration of $15,000,000.

          On July 10, 1996 and August 7, 1996, the registrant sold an aggregate of 1,133,589 shares of Class G Preferred Stock to certain investors at a purchase price of $22.00 per share for an aggregate consideration of $24,938,958.

          On October 22, 1996, the registrant sold an aggregate of 333,333 shares of Common Stock at a purchase price of $15.00 per share to HMRI for an aggregate consideration of approximately $5,000,000.

     (b) Grants and Exercises of Options and Warrants

     At July 23, 1997, options to purchase 1,141,242 shares of Common Stock had been granted under the Registrant's 1993 Long-term Incentive Plan. A total of 946,277 options remain issued, outstanding and unexercised. At July 23, 1997 there were 2,250,000 shares of Common Stock authorized for issuance under this plan and 1,241,785 shares remain available for future grants.

     In addition, at July 23, 1997 warrants to purchase 27,939 shares of Common Stock had been exercised. No warrants were issued by the Registrant during the period from July 23, 1994 to July 23, 1997 and warrants to purchase 774,354 shares of Common Stock remain issued, outstanding and unexercised.

     No underwriter was engaged in connection with the foregoing sales of securities. Sales of Common Stock to employees have been made in reliance upon the exemption from the registration requirements afforded by Section 3(b) of the Securities Act of 1933 (the "Act") and Rule 701 thereunder as sales of an issuer's securities pursuant to a written contract relating to the compensation of such individuals. Sales of the shares of Preferred Stock and issuances of warrants to purchase shares of Common Stock were made in reliance upon Section 4(2) of the Act as transactions not involving any public offering and Regulation D thereunder. The Registrant has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Registrant, and all of those individuals acquired the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of Common Stock and Preferred Stock, or warrants to purchase shares, were deemed to be restricted securities for the purposes of the Act, and the certificates representing such securities bore legends to that effect.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     See the Exhibit Index immediately following the signature page.

     (b) Financial Statement Schedule

     All schedules are omitted because they are not applicable or the required information is shown in the financial statements or noted thereto.

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item
14 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on July 29, 1997.


                                          TRANSKARYOTIC THERAPIES, INC.


                                          By:     /s/ DANIEL E. GEFFKEN
                                            ------------------------------------


                                            Daniel E. Geffken


                                            Vice President, Finance and


                                            Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated.



                  SIGNATURE                                  TITLE                    DATE
---------------------------------------------  ---------------------------------  -------------
RICHARD F SELDEN*                              President, Chief Executive         July 29, 1997
---------------------------------------------    Officer, Treasurer and Director
Richard F Selden                                 (principal executive officer)

/s/ DANIEL E. GEFFKEN                          Vice President, Finance and Chief  July 29, 1997
---------------------------------------------    Financial Officer (principal
Daniel E. Geffken                                financial and accounting
                                                 officer)

WILLIAM R. MILLER*                             Director                           July 29, 1997
---------------------------------------------
William R. Miller

RODMAN W. MOORHEAD, III*                       Director                           July 29, 1997
---------------------------------------------
Rodman W. Moorhead, III

JAMES E. THOMAS*                               Director                           July 29, 1997
---------------------------------------------
James E. Thomas

PETER WIRTH*                                   Director                           July 29, 1997
---------------------------------------------
Peter Wirth

*By: /s/ DANIEL E. GEFFKEN
     ----------------------------------------
     Daniel E. Geffken
     Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                         DESCRIPTION
-------   ------------------------------------------------------------------------------------
  *1.1    Form of Placement Agreement
   3.1    Amended and Restated Certificate of Incorporation of the Registrant(1)
   3.2    Amended and Restated By-Laws of the Registrant(1)
   4.1    Specimen Common Stock Certificate(1)
  +5.1    Opinion of Palmer & Dodge LLP as to the legality of the shares being registered
  10.1    Stock Purchase Agreement, dated July 1988, by and between Warburg, Pincus Capital
          Company, L.P. ("Warburg") and the Registrant(2)
  10.2    Amended and Restated Registration Rights Agreement, dated November 3, 1993 and amended on May 13, 1994, March 1, 1995, October 26, 1995, July 10, 1996 and August
          7, 1996, by and among the Registrant and certain holders of the Registrant's
          Preferred Stock named therein(2)
  10.3    Lease Agreement, dated January 1, 1994, by and between the Trust under the Will of
          Harry F. Stimpson for office space at 195 Albany Street, Cambridge, Massachusetts(2)
  10.4    Sublease Agreement, dated April 7, 1992, by and between the Massachusetts Institute of Technology and the Registrant, for office space located at 185 Albany Street,
          Cambridge, Massachusetts(2)
  10.5    1993 Non-Employee Directors' Stock Option Plan(2)(3)
  10.6    1993 Long-term Incentive Plan(2)(3)
  10.7    Form of Letter Agreement re: Confidentiality, Inventions and Non-Disclosure(2)
  10.8    Form of Letter Agreement re: Restricted Stock(2)
  10.9    Form of Scientific Advisor Agreement(2)
  10.10   Amended and Restated Promissory Note, dated June 16, 1993, issued by the Registrant to Dr. Richard F. Selden, in the original principal amount of $125,000(2)
  10.11   Amended and Restated Promissory Note, dated June 16, 1993, issued by the Registrant to Dr. Douglas A. Treco, in the original principal amount of $60,000(2)
  10.12   Amended and Restated Promissory Note, dated April 21, 1995, issued by the Registrant to Dr. Christoph M. Adams, in the original principal amount of $15,000(2)
  10.13   Amended and Restated Promissory Note, dated May 5, 1995, issued by the Registrant to
          Dr. Christoph M. Adams, in the original principal amount of $20,000(2)
  10.14   Employment Agreement, dated July 19, 1991, by and between Dr. Richard F. Selden and the Registrant(2)(3)
  10.15   Pledge Agreement, dated May 14, 1991, by and between Dr. Richard F. Selden and the
          Registrant(2)
  10.16   Employment Agreement, dated July 26, 1991, by and between Dr. Douglas A. Treco and the Registrant(2)(3)
  10.17   Pledge Agreement, dated August 15, 1991, by and between Dr. Douglas A. Treco and the
          Registrant(2)
  10.18   Employment Agreement, dated November 20, 1993, by and between Dr. Christoph M. Adams and the Registrant(2)(3)
  10.19   Pledge Agreement, dated April 21, 1995, by and between Dr. Christoph M. Adams and the Registrant(2)
  10.20   Agreement, dated September 1, 1991, by and between Mr. William R. Miller and the
          Registrant(2)
  10.21   Agreement, dated July 30, 1993, by and between Warburg and the Registrant(2)
  10.22   Common Stock Purchase Warrant, dated September 12, 1991(2)

EXHIBIT
  NO.                                         DESCRIPTION
-------   ------------------------------------------------------------------------------------
  10.23   Collaboration and License Agreement, dated July 22, 1993 and amended on May 30,
          1996, by and between Genetics Institute, Inc. and the Registrant(2)(4)
  10.24   Amended and Restated License Agreement, dated March 1, 1995, by and between Hoechst
          Marion Roussel, Inc. ("HMRI") and the Registrant(2)(4)
  10.25   License Agreement, dated March 1, 1995, by and between HMRI and the Registrant(2)(4)
  10.26   Agreement to Nominate, dated September 23, 1996, by and between Warburg and the
          Registrant(2)
  10.27   Fifth Amendment to Registration Rights Agreement dated October 1, 1996 by and among the Registrant and certain holders of the Registrant's Preferred Stock named therein(2)
  10.28   Employment Agreement dated July 1, 1996 by and between Kurt C. Gunter and the
          Registrant(3)(5)
  10.29   Consulting Agreement dated November 1, 1996 by and between Peter Wirth and the
          Registrant(3)(5)
 *10.30   Employment Agreement dated February 20, 1997 by and between Daniel E. Geffken and the Registrant(3)
 +10.31   Form of Common Stock Purchase Agreement by and between each Purchaser and the
          Registrant.
 *11.1    Statement re: computation of earnings (loss) per share
 *23.1    Consent of Ernst & Young LLP
  23.2    Consent of Palmer & Dodge LLP Included in the opinion filed as Exhibit 5.1
  27.1    Financial Data Schedule(6)


---------------

 *  Previously filed.



 +  Filed herewith.


(1) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 0-21481) on November 26, 1996 and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-10845) declared effective on October 16, 1996 and incorporated herein by reference.

(3) Management contract or compensation plan or arrangement required to be filed as an exhibit pursuant to Item 14(c) of Form 10-K.

(4) Confidential treatment granted to certain portions.

(5) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-21481) on March 27, 1997 and incorporated herein by reference.

(6) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 0-21481) on May 13, 1997 and incorporated herein by reference.